U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2 /A Amendment #1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCTILLION CORP.

(Name of Small Business Issuer in Its Charter)

Nevada

(State or Other Jurisdiction of

Incorporation or Organization)

2836

(Primary Standard Industrial

Classification Code)

59-3509694

(I.R.S. Employer

Identification Number)

1628 West 1st Avenue, Suite 123, Vancouver, British Columbia, V6J 1G1

Telephone: (604) 736-9109

Facsimile: (604) 736-9107

(Address and telephone of registrant's executive office)

Terri DuMoulin, President

1628 West 1st Avenue, Suite 123,

Vancouver, British Columbia, V6J 1G1

Telephone: (604) 736-9109

Facsimile: (604) 736-9107

(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Joseph Sierchio, Esq.

Sierchio Greco & Greco, LLP

720 Fifth Avenue

New York, New York 10019

Telephone: (212) 246-3030

Facsimile: (212) 246-2225

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APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

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If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered (1)	Number of Units To Be Registered	Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Units consisting of one share of common stock, and two share purchase warrants	1,000,000	$0.50per unit (1)	$500,000	$59.00
Class A Warrants (2)	1,000,000	- -	$0.00	- -
Class B Warrants (2)	1,000,000	- -	$0.00	- -
Common Stock (3)	1,000,000	- -	$0.00	- -
Common Stock Issuable upon Exercise of Class A Warrants (4)	1,000,000	$0.50 per share	$ 500,000	$59.00
Common Stock Issuable Upon Exercise of Class B Warrants (4)	1,000,000	$0.55 per share	$ 550,000	$65.00
Total Number of shares of common stock	3,000,000	- -	$1,550,000	$ 177 ..00

(1)   Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) based upon a sale price of $0.50 by the Company of its Common Stock, which was the last sale prior to filing this registration statement. This registration statement also covers an indeterminate number of shares of Octillion Corp. common stock, par value $.001 per share, that may be issuable by reason of stock splits, stock dividends or other adjustment provisions of the respective warrants in accordance with Rule 416 under the Securities Act.

(2)   Warrants constituting a part of the units.

(3)   Common stock constituting a part of the units.

(4)   Common stock issuable upon exercise of warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

OCTILLION CORP.

1,000,000 Units

Octillion Corp. is offering up to a total of 1,000,000 units, at a price of $0.50 per unit on a “best efforts” basis with a requirement to sell a minimum of 500,000 units and up to a maximum of 1,000,000 units .. Each unit consists of one share of common stock, one Class A Non-redeemable Warrant to purchase a share of common stock at $.50 per share for a period of 24 months from the date of issuance, and one Class B Non-redeemable Warrant to purchase a share of common stock at $.55 per share for a period of 36 months from the date of issuance. The units will be sold by our officers and directors without any involvement of underwriters or broker-dealers. There are no minimum purchase requirements by you.  The warrants are immediately detachable from the common stock and will be separately tradable.

In the event that 500,000 units are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 500,000 units are not sold within the 180 days of the date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly returned to the subscribers without interest or deduction of any kind. If at least 500,000 units are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. In any case, interest earned on the money will be retained by us. Funds will be held in a separate account at Bank of Montreal, Vancouver, British Columbia. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. No compensation is to be paid to any person for the offer and sale of the units.  See “Plan of Distribution.”

The units offered by this Prospectus have not been registered in the State of Florida.  When sales are made to five or more persons in the State of Florida, any sale of the shares in the State of Florida may be voided by the purchasers of those units within three days after the receipt of consideration by us from those Florida purchasers.

Although our common stock is quoted for trading on the over-the-counter "pink sheets" market under the symbol “OTLN” there is no active trading market for our common stock.

This Offering Is Highly Speculative And Involves Risks. See "Risk Factors" Beginning On Page 6.

Neither the Securities and Exchange Commission nor any state or Canadian federal or provincial securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Proceeds to us if the Minimum is Sold (1)	Proceeds to us if the Maximum is Sold (1)
Per Unit	$0.50	$0.50	$0.50
Total	$500,000	$250,000	$500,000

(1)  Does not include offering expenses of approximately $35,000 or the proceeds that we would receive if all of the warrants were exercised.

The Date of This Prospectus Is [          ], 2005.

TABLE OF CONTENTS

Page

Prospectus Summary

3

Risk Factors

6

Forward-Looking Statements

21

Determining of Offering Price

21

Use Of Proceeds

21

Dilution

22

Our Business

24

Plan of Operation

36

Management

38

Executive Compensation

41

Certain Relationships And Related Transactions

42

Security Ownership Of Certain Beneficial Owners And Management

43

Description Of Securities

43

Market For Our Common Stock

45

Shares Eligible For Future Sale

47

Plan of Distribution

48

Disclosure Of Commission Position On Indemnification For

Securities Act Liabilities

50

Legal Matters

50

Litigation

51

Experts

51

Additional Information

51

Financial Statements

F-1

PROSPECTUS SUMMARY

This summary only highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" beginning on page 6 and the consolidated financial statements, before making an investment decision.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “Company” and “Octillion” refer to Octillion Corp, Inc., a Nevada corporation, and its consolidated subsidiaries.

About Octillion Corp.

We were incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.,” with an authorized capital stock of 100,000,000 shares of common stock, each with a par value of $.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10. Presently, 13,708,200 common shares are issued and outstanding; there are no preferred shares issued and outstanding.

Our corporate headquarters is located at Suite 123 – 1628 West 1st Avenue, Vancouver, BC, V6J 1G1 and our telephone number is (604) 736-9109.

We are a development stage start-up biotechnology company focused on the identification, development and eventual commercialization of technologies and products for peripheral and optic nerve damage and nerve regeneration. We currently do not directly conduct any of our research and development activities.  Rather, once a technology has been identified, we fund the research and development activities relating to the technology with the intention of ultimately, if warranted, licensing, commercializing and marketing the subject technology. To date we have not generated any revenues, have incurred losses since inception and have minimal assets.

Business

Through our wholly owned subsidiary, MicroChannel Technologies Corporation (a Nevada corporation formed on February 28, 2005, with 1,000,000 shares authorized with a par value of $0.0001), we have entered into an Option Agreement dated April 29, 2005, which was amended on October 13, 2005, with Iowa State Research Foundation, Inc. (“ISURF”).  ISURF owns by assignment the intellectual property entitled “Patterned Substrates and Methods for Nerve Regeneration,” (the “ISURF nerve regeneration technology”) which is covered by US Patent # 6,676,675 (the “ISURF Patent”). During the option period, in addition to funding the continuing development and enhancement of the ISURF nerve regeneration technology, we will evaluate the ISURF nerve regeneration technology to determine whether to acquire, pursuant to the terms of the Option Agreement, an exclusive worldwide license from ISURF to market the ISURF nerve regeneration technology in the field of nerve regeneration. The research will be conducted by Iowa State University of Science and Technology.

Our Current Financial Condition

We have generated no revenues from operations and we do not expect to do so for the foreseeable future.  As at August 31, 2005, we had an accumulated deficit of $ 391,148 ..  We also have incurred $100,000 of debt, which debt is still outstanding, to assist in our developmental activities. Our financial statements were prepared assuming that we will continue as a going concern. However, our accountants have expressed substantial doubt about our ability to continue as a going concern, and have issued a going concern qualification in their report. This means, that based on our current financial condition, there is substantial doubt that we can continue as an ongoing business for the next twelve months.  As such we may have to cease operations and you could lose your investment.  See “Risk Factors” on page 6.

Summary of Selected Financial Data

The following tables set forth a summary of certain selected financial data. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

Statement of Operations Data:	For the Year Ended August 31, 2004	For the Year Ended August 31, 2005
Revenues	$0	$0
Loss from operations	($19,787)	$(103,766)
Net loss	$(19,787)	$(103,142)
Net loss attributable to stockholders	$(19,787)	$(103,142)
Basic and diluted net loss per share	$(0.00 1 )	$(0. 008)
Weighted average shares outstanding used in basic and diluted net loss per share calculation	13,708,200	13,708,200

Balance Sheet Data:	August 31, 2004	August 31, 2005
Cash	$3,826	$27,708
Working Capital (deficiency)	$(32,474)	$(13 5,284)
Total assets	$4,626	$28,176
Total liabilities	$36,300	$162,992
Total stockholders’ capital deficiency	$(31,674)	$(134,816)

Offering and Description of Securities

Offering

We are offering for sale up to a total of 1,000,000 units, at a price of $0.50 per unit on a “best efforts” basis with a requirement to sell a minimum of 500,000 units and up to a maximum of 1,000,000 units.

Each unit consists of one share of common stock, one Class A Non-redeemable Warrant to purchase a share of common stock at $.50 per share for a period of 24 months from the date of issuance and one Class B

Non-redeemable Warrant to purchase a share of common stock at $.55 per share for a period of 36 months from the date of issuance.  There are no minimum purchase requirements by you.  The warrants are immediately detachable from the Common Stock and will be traded separately.

The offering period will be 180 days from the date of this prospectus unless extended by us, in our sole discretion, for an additional 90 days. In the event that 500,000 units are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 500,000 units are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund.  See “Plan of Distribution.”

Investor Suitability Standards

If you are a resident of British Columbia, Canada, you will need to satisfy certain criteria in order to purchase any of the units we are offering.  See “Plan of Distribution.”

Use of Proceeds

If approximately $500,000 is raised from this offering, we expect to have sufficient funds to carry out our immediate business plan for that period, including the satisfaction of our funding commitment to ISURF.  The $500,000 will be expended as follows: peripheral and optic nerve regeneration research of $229,005, repayment of debt $100,000, not including accrued interest, salaries of $ 36 ,000, web site development of $15,000, the estimated $35,000 cost of this offering, and working capital of $ 84 ,995. If we do not sell the maximum number of units offered, we will not be able to pay all of our outstanding obligations or have sufficient operating capital beyond the next twelve months. See “Use of Proceeds.”

Description of Our Common Stock

Our authorized capital stock consists of stock of 100,000,000 shares of common stock, each with a par value of $.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10. Presently, 13,708,200 common shares are issued and outstanding. No preferred shares or warrants are outstanding.  Based on the number of shares of common stock currently outstanding and assuming that all 1,000,000 units offered pursuant to this prospectus are sold, a total of 14,708,200 shares of common stock will be outstanding after the offering. This total does not include any shares of common stock issuable upon the exercise of either the Class A Non-redeemable Warrants or the Class B Non-redeemable Warrants.  See “Description of Securities.”

RISK FACTORS

You should carefully consider the risks described below before purchasing any units. Our most significant risks and uncertainties are described below; if any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire the units only if you can afford to lose your entire investment.

RISKS ASSOCIATED WITH OUR BUSINESS

We Have Experienced Significant Losses and Expect Losses To Continue For The Foreseeable Future

We are a development stage company and have not generated any revenues since inception and we do not expect to generate any revenues for the foreseeable future.  We have incurred losses since inception. As a result, as of August 31, 2005 and August 31, 2004, we had a working capital deficiency of $ 135,284 and $32,474, respectively, and a stockholders' capital deficiency of $ 134,816 at August 31, 2005 and $31,674 at August 31, 2004.

We Currently Do Not Have, And May Never Develop, Any Commercialized Products.

We currently do not have any commercialized products or any significant source of revenue. We have invested substantially all of our time and resources over the last three years in the identification, research and development of biomedical technologies. Even if we were to acquire a license, the ISURF nerve regeneration technology, which is the subject of our research and acquisition option, will require additional research, development, clinical evaluation, regulatory approval, significant marketing efforts and substantial additional investment before it can provide us with any revenue.  We cannot currently estimate with any accuracy the amount of these additional funds because it may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license from ISURF, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

Our efforts may not lead to commercially successful products for a number of reasons, including:

-  we may not be able to obtain regulatory approvals or the approved indication may be narrower than we seek;

-  our technology or products, if any, derived from our research and development efforts may not prove to be safe and effective in clinical trials;

-  physicians may not receive any reimbursement from third-party payors, or the level of reimbursement may be insufficient to support widespread adoption of any products derived from our research and development efforts;

-  any products that may be approved may not be accepted in the marketplace by physicians or patients;

-  we may not have adequate financial or other resources to complete the development and commercialization of products derived from our research and development efforts;

-  we may not be able to manufacture our products in commercial quantities or at an acceptable cost; and

-  rapid technological change may make the ISURF nerve regeneration technology and products derived from the technology obsolete.

We May Require Additional Financing To Sustain Our Operations And Research Sponsorship Commitments With Iowa State University ..

Our independent registered public accounting firm has added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended August 31, 200 5 , relative to our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Option Agreement with ISURF requires us to provide $229,005 in total research funding.  We do not currently have sufficient financial resources to fund these costs and to maintain our operations.  If we do not raise at least the minimum amount of $250,000 in this offering, we may not be able to initiate our research funding and may lose our rights under the Option Agreement , in which event we may need to curtail or cease our operations and as a result the value of your investment may be diminished or entirely eradicated.

Moreover, our ongoing research and development plans will require substantial capital after this offering. We do not have committed external sources of funding for our projects. We will require substantial funds in addition to the net proceeds of this offering to conduct additional basic research and development activities, preclinical studies, clinical trials and other activities relating to the successful commercialization of the ISURF nerve regeneration technology. We may not be able to obtain the additional funds we will require on acceptable terms, if at all. In addition, our cash requirements may vary materially from those now planned.

We cannot currently estimate with any accuracy the amount of these additional funds because it may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license from ISURF, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

If adequate funds are not available or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.  We may be required to delay, reduce the scope of or terminate one or more or all of our research programs; to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain the ISURF nerve regeneration technology or other technologies or products based upon the ISURF nerve regeneration technology that we would otherwise seek to develop or commercialize ourselves; or to license the rights to such technologies or products on terms that are less favorable to us than might otherwise be available. If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

If We Ultimately Do Not Obtain The Necessary Regulatory Approvals For The Commercialization Of The ISURF Nerve Regeneration Technology , We Will Not Achieve Profitable Operations And Your Investment May Be Lost ..

Our ability to achieve profitability is dependent in part on ultimately obtaining regulatory approvals for the ISURF nerve regeneration technology and entering into agreements for commercialization of such products.   At this time we have not submitted any products for regulatory approval nor do we have any agreements with any third parties regarding the commercialization of any products.  The failure to obtain any such necessary regulatory approvals or to enter into any such necessary agreements could delay or prevent us from achieving profitability ..  This would result in the loss of your investment.  Moreover, even if the ISURF nerve regeneration technology or any products based on the ISURF nerve regeneration technology are commercialized , we may still not achieve profitable operations, in which event we may need to curtail or cease our operations and as a result the value of your investment may be diminished or entirely eradicated.

The Success Of Our Research And Development Activities Is Uncertain. If The Research Efforts Are Not Successful, We Will Be Unable To Generate Revenues From Our Operations And We Will Have To Cease Doing Business.

We are at an early stage of development.  We have the right to acquire a license to only one biomedical technology. Through our wholly owned subsidiary, MicroChannel Technologies Corporation, we have entered into an Option Agreement with ISURF, which requires us to provide research funding totaling $229,005 for two projects entitled "Conduits with Micropatterned Films for Peripheral Nerve Regeneration" and "Conduits with Micropatterned Films for Optic Nerve Regeneration." The successful commercialization of the ISURF nerve regeneration technology or any products based upon the ISURF nerve regeneration technology will require significant further research, development, testing and regulatory approvals and additional investment. We cannot now project whether the ultimate results of these projects will prove successful or form the basis for a commercially viable technology or product.

During the term of our Option Agreement, we will determine whether to acquire an exclusive worldwide license from ISURF to certain patented technologies in the field of nerve regeneration.  Since this is the only potential technology we have the option to license, substantially all of our resources for the foreseeable future will be dedicated to the determination of whether we will acquire a license from ISURF.  If the results of the continuing research projects do not warrant our exercise of our option to acquire the worldwide license to market the ISURF nerve regeneration technology, we may need to abandon our business model, in which case our shares may have no value and you may lose your investment.

The research projects and product development plans to be conducted by us or our future collaborators are subject to the risks of failure inherent in the development of any novel biotechnologies. These risks include the following:

-  we may not be able to acquire or maintain license rights to the ISURF nerve regeneration technology or products developed from the ISURF nerve regeneration technology;

-  the ISURF nerve regeneration technology (or any products derived from the technology) may prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory approvals;

-  the ISURF nerve regeneration technology (or any products derived from the technology), even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;

-  our marketing license or proprietary rights to products derived from the ISURF nerve regeneration technology  may not be sufficient to protect our products from competitors;

-  the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing the products utilizing the ISURF nerve regeneration technology; or,

-  third parties may market superior, more effective, or less expensive technologies or products having comparable results to the ISURF nerve regeneration technology (or any products derived from the technology).

We anticipate we will remain engaged in research and development for a considerable period of time, at least through the 18 month funding period under our agreement with Iowa State University; if results warrant we may continue the research and development efforts towards the goal of commercializing the ISURF Nerve Regeneration Technology.  We may be un able to generate adequate revenue from operations or be able to financially support the level of research required to develop a commercially viable technology or product.

Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual costs may exceed the amounts we have budgeted and actual time may exceed our expectations. We cannot currently estimate with any accuracy the amount of these additional funds because it may vary significantly depending on results of current basic research and development and product testing, costs of acquiring an exclusive license from ISURF, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors. We anticipate that we will seek these funds from external sources, such as future offerings of equity or debt securities, including agreements with corporate partners and collaborators with respect to the development of our technology. In lieu, we may not be able to negotiate such arrangements or obtain the additional funds we will require on acceptable terms, if at all, in which event we may need to curtail or cease our operations and as a result the value of your investment may be diminished or entirely eradicated.

We May Not Receive an Exclusive License for the ISURF Nerve Regeneration Technology Or Obtain A License under Acceptable Terms and Conditions.

Our possible success is wholly dependent on obtaining, if warranted, an exclusive worldwide license from ISURF to market the ISURF nerve regeneration technology.  The receipt of this license is contingent on successful early stage research, which we intend to fund from the proceeds of this offering, and the submission of a development plan, as required in our Option Agreement with ISURF.   The development plan will require us to provide details such as timelines of major milestones for governmental approvals, marketing approach, competitive overview, and anticipated product launch date.   We may not be successful in presenting an acceptable development plan to, or in negotiating a license with, ISURF.  Among the items to be negotiated will be, but not limited to, licensing fees, reimbursement of patents costs, royalty rates, sub-licensing fees, and performance milestones upon reaching Phase I, II and III clinical trials and a milestone for obtaining the approval of the United States Food and Drug Administration (the “FDA”), which may require substantial cash payments from us.   We may not be able to make the required cash payments when due or achieve the necessary milestones and other requirements. If we do not, we will risk the loss of our license and our right to develop and market products, if any, derived from the ISURF nerve regeneration technology. Termination of our license, if obtained by us, could result in us being unable to continue development of the ISURF nerve regeneration technology or products derived from the ISURF nerve regeneration technology and production and marketing of approved products, if any, derived from the ISURF nerve regeneration technology. Consequently, termination of this license would have a material adverse effect on the business, financial condition and results of our operations.

We May Need Additional Licenses In The Future and If We Do Not Achieve Them We May Not Be Able To Market Products Developed From the ISURF nerve regeneration technology.

We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain any such licenses could have a material adverse effect on the business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

We Have Yet To Obtain A License And Our Intellectual Property Rights May Not Provide Meaningful Commercial Protection For Our Interest In The ISURF nerve regeneration technology.

Our ability to compete effectively depends in part, on our ability to maintain the proprietary nature of our technologies, which includes the ability to license patented technology or obtain, protect and enforce new patents on our technology and to protect our trade secrets. Since we have not yet obtained a license to the ISURF nerve regeneration technology, it is not clear what rights, if any, we may have under the ISURF Patent.  If we cannot directly pursue others from infringing on the ISURF Patent, we will need to rely on ISURF to do so.  ISURF may not devote the resources that may be required in any such effort to preclude others from infringing on the ISURF Patent or other proprietary rights which may be related to the ISURF nerve regeneration technology. Even if we do obtain a license to the ISURF nerve regeneration technology, we cannot rely on the ISURF Patent to provide us with any significant competitive advantage. Others may challenge the ISURF Patent and, as a result, the ISURF Patent could be narrowed, invalidated or rendered unenforceable. Competitors may develop competitive products that may be outside the scope of protection, if any, afforded by the ISURF Patent.

In addition, any future patent applications may not result in the issuance of patents in the United States or foreign countries. Further, it may take years to obtain the approval (or rejection) of patent applications. The validity or enforceability of a patent after its issuance by the Patent and Trademark Office can be challenged in litigation.  The patents protecting our products may be infringed or successfully avoided through design innovation.   The cost of patent litigation is substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment or permission of the patent owner.

Patent protection generally involves complex legal and factual questions and, therefore, enforceability of patent rights cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide adequate protection against competitors. In addition, any future patent applications may fail to result in patents being issued. Also, those patents that are issued may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. Moreover, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

If We Lose The Services Of  The Scientific Personnel Not Employed By Us , The Development Of The ISURF Nerve Regeneration Technology Will Be Substantially Delayed Or Precluded, Resulting In A Total Loss Of Our Investment In Technology ..

We are dependent upon certain key collaborating scientific personnel who are not employed by us, including the principal investigator with respect to the ISURF nerve regeneration technology. The loss of the investigator's services could have a materially adverse effect on us, unless a qualified replacement could be found. We have no control over whether our principal investigator or other scientific personnel will choose to remain involved with our projects. These individuals are not bound by contract to us nor employed by us. They might move on to other research.  The loss of their services may substantially delay if not preclude the continued development of the Nerve Regeneration Technology, in which event we may need to curtail or cease our operations and as a result the value of your investment may be diminished or entirely eradicated.

We May Not Be Able To Attract And Retain Qualified Personnel Either As Employees Or As Consultants And, Without Such Personnel We May Not Be Successful In Our Effort to Commercialize the ISURF Nerve Regeneration Technology.

Competition for qualified employees among companies in the biotechnology industry is intense. Our future success depends upon our ability to attract, retain and motivate highly skilled employees. Our present management has no clinical or other experience in the development of biotechnology products. Attracting desirable employees will require us to offer competitive compensation packages, including stock options. In order to successfully commercialize our products, we must substantially expand our personnel, particularly in the areas of clinical trial management, regulatory affairs, business development and marketing.  We may not be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and our growth generally could pose significant risks to our development and progress. The addition of such personnel may result in significant changes in our utilization of cash resources and our development schedule.

We Are Subject To Substantial Government Regulation, Compliance With Will Require Capital Expenditures Beyond Our Current Financial Means.

The production and marketing of products which may be developed from the ISURF nerve regeneration technology and our ongoing research and development activities are subject to extensive regulation and review by numerous governmental authorities. The ISURF nerve regeneration technology and any products derived from the technology must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed if they were to receive approval (which they may not in fact receive) .. This process makes it longer, harder and more costly to bring products which may be developed from our technologies to market.

The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which the FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we do not comply with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA, or other government entity, approval of the ISURF nerve regeneration technology (or products derived from the technology) may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States.

In the United States more stringent FDA oversight in product clearance and enforcement activities could result in our experiencing longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market the ISURF nerve regeneration technology (or products derived from the technology) for broader or different applications or to market updated products that represent extensions of the ISURF nerve regeneration technology. In addition, assuming we obtain a license to the ISURF nerve regeneration technology, we may not receive FDA approval to export products, based on the ISURF nerve regeneration technology, in the future, and countries to which the products are to be exported may not approve them for import.

Any manufacturing facilities which we would utilize for the production of products based on the ISURF nerve regeneration technology would also be subject to continual review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with the ISURF nerve regeneration technology, products derived from the technology, or manufacturing facilities used to manufacture the ISURF nerve regeneration technology (or any products derived from the technology) may result in restrictions on the products or the facility, including withdrawal of the product from the market or other enforcement actions.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to the ISURF nerve regeneration technology (or products derived from the technology). It is possible that the FDA will issue additional regulations further restricting the sale of the ISURF nerve regeneration technology (or products derived from the technology). Any change in legislation or regulations that govern the review and approval process relating to the ISURF nerve regeneration technology or to any related technologies that we subsequently develop, could make it more difficult and costly to obtain approval for new products based on the ISURF nerve regeneration technology, such additional technologies, or to produce, market, and distribute products derived from such technologies, if approved.

The Research To Be Conducted Regarding the ISURF Nerve Regeneration Technology Is Based On The Use Of Human Stem Cells Obtained From Fetal Tissue, The Use Of Which May Be Limited Or Prohibited Under Federal And State Laws.

The restrictions relating to the use of human stem cells obtained from fetal tissue change from time to time and may become more onerous. Additionally, we may not be able to identify or develop reliable sources for the cells necessary for our potential products-that is, sources that follow all state and federal guidelines for cell procurement. Further, we may not be able to obtain such cells in the quantity or quality sufficient to satisfy the commercial requirements for the ISURF nerve regeneration technology. As a result, we may be unable to develop the ISURF nerve regeneration technology or produce our products based on the ISURF nerve regeneration technology in a profitable manner.

Although we do not use embryonic stem cells, government regulation and threatened regulation of embryonic tissue may lead top researchers to leave the field of stem cell research, or the country, in order to assure that their careers will not be impeded by restrictions on their work. Similarly, these factors may induce the best graduate students to choose other fields less vulnerable to changes in regulatory oversight, thus exacerbating the risk, discussed below, that we may not be able to attract and retain the scientific personnel we need in face of the competition among pharmaceutical, biotechnology and health care companies, universities and research institutions for what may become a shrinking class of qualified individuals. In addition, constraints on the use of embryonic stem cells could be extended to use of fetal stem cells. Moreover, it is possible that concerns regarding research using embryonic stem cells will impact our ability to attract collaborators and investors ; this, in turn, could adversely affect our stock price.

Compliance With Environmental Regulations, Or Dealing With Potentially Harmful Biological Materials Or Hazardous Materials Involved In Our Research And Development, May Require Us To Divert Our Limited Capital Resources.

Our research and development programs do not generally involve the handling of potentially harmful biological materials or hazardous materials, but they may occasionally do so. Iowa State University and we are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations.

Our Research And Development Program May Be Adversely Affected by The Significant Risks Associated With The Use Of Human Test Subjects.

Assuming that we are able to further develop and enhance the ISURF nerve regeneration technology to a point where human clinical trials are required, such trials will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the availability of alternative treatments, the proximity of eligible patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on us. We, our future collaborators, if any, or the FDA or other regulatory agencies may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can suffer adverse medical effects or die for reasons that may not relate to the product being tested, but which can nevertheless affect adversely any results generated from clinical trials.

We May Be Required To Comply With Rules Regarding Animal Testing and This May Limit the Success Of Our Research And Development Program.

The research and development efforts regarding the ISURF nerve regeneration technology, which are sponsored by us, involve laboratory animals. We may be adversely affected by changes in laws, regulations or accepted procedures applicable to animal testing or by social pressures that would restrict the use of animals in testing or by actions against us or our collaborators by groups or individuals opposed to such testing.

Our Research And Development Program Is In The Preliminary Development Stage And The Results We Attain May Not Prove To Be Adequate For Purposes of Developing and Commercializing Any Products Or Otherwise To Support A Profitable Business Venture.

Our research and development program is the preliminary development stage.   It may not be successful.   Our research program is targeting nerve regeneration technologies. We will require significant further research, development, testing, regulatory approvals and significant additional investment before we will be in a position to attempt to commercialize products derived from our research and development program. The ultimate results of our ongoing research program may demonstrate that the technologies being researched by us may be ineffective, unsafe or unlikely to receive necessary regulatory approvals. If such results are obtained, we will be unable to create marketable products or generate revenues and we may have to cease operations.

We have not submitted any products or any technologies that are the subject of, or result from, our research and development activities for regulatory approval or clearances. Even if our research is successful, the process of obtaining necessary FDA approvals or clearances can take years and is expensive and full of uncertainties. Additionally, approved products are subject to continuing FDA requirements relating to quality control and quality assurance, maintenance of records, reporting of adverse events and product recalls, documentation, labeling and promotion of medical products.  Compliance with such regulations may prove to be costly and may limit our ability to attain profitable operations.

We Lack Sales and Marketing Experience and Will Likely Rely On Third Party Marketers.

If we obtain FDA (and other approvals) of the ISURF nerve regeneration technology (or any products derived from the technology), we expect to market and sell or otherwise commercialize the ISURF nerve regeneration technology (or any products derived from the technology) through distribution, co-marketing, co-promotion or licensing arrangements with third parties. We have no experience in sales, marketing or distribution of medical products and our current management and staff is not trained in these areas. To the extent that we enter into distribution, co-marketing, co-promotion or licensing arrangements for the marketing or sale of the ISURF nerve regeneration technology (or any products derived from the technology), any revenues received by us will be dependent on the efforts of third parties. If any of such parties were to breach or terminate its agreement with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of the ISURF nerve regeneration technology (or any products derived from the technology) would be delayed or terminated.

Once The ISURF Nerve Regeneration Technology (Or Any Products Derived From The Technology) Are Marketed And Sold We May Be Exposed To Product Liability Claims , Which, In The Absence Of Adequate Insurance, Will Adversely Affect Our Financial Condition, And, Possibly, Our Ability To Continue To Market Any Of Our Products. ..

If we obtain a license to the ISURF nerve regeneration technology and ultimately develop products based on the technology, we will be involved either directly or indirectly in the manufacturing and distribution of the ISURF nerve regeneration technology and products derived from the technology.  We will then be exposed to the financial risk of liability claims in the event that the use of the ISURF nerve regeneration technology and products derived from the technology results in personal injury or death. As a result, we experience losses due to product liability claims in the future, for which we may not have adequate , if any, insurance ..

A product liability claim, product recall or other claim, or claims for uninsured liabilities or in excess of insured liabilities, may have a material adverse effect on our business, financial condition and results of operations. We do not currently carry any general or product liability insurance. If a claim against us results in a court awarding a large monetary judgment which we cannot pay, we may have to cease operations.

We Expect To Operate In A Highly Competitive Market; In Attempting To Commercialize the ISURF Nerve Regeneration Technology, We Will Face Various Forms Of Competition From Other Companies, Products And Technologies.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, patient or customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The biomedical technology industry is characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter will come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop.

These companies enjoy numerous competitive advantages, including:

-  significantly greater name recognition;

-  established relations with healthcare professionals, customers and third-party payors;

-  established distribution networks;

-  additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

-  greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and

-  greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

Concentration Of Ownership Among Our Directors, Executive Officers, And Principal Stockholders May Prevent New Investors From Influencing Significant Corporate Decisions.

Upon closing of this offering (assuming the maximum number of units is sold), based upon beneficial ownership as of November 1 , 2005, our directors, executive officers, holders of more than 5% of our common stock, and their affiliates will, in the aggregate, beneficially own approximately  70.25% of our outstanding common stock. As a result, these stockholders, subject to any fiduciary duties owed to our other stockholders under Nevada law, will be able to exercise a controlling influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Some of these persons or entities may have interests that are different from yours. For example, these stockholders may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, these stockholders, some of whom have representatives sitting on our board of directors, could use their voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

We May Compete For the Time and Efforts Of Our Officers And Directors.

Our officers and directors are also officers and directors of other companies, and we may have to compete with the other companies for their time, attention and efforts.  Except for Ms. DuMoulin, who anticipates devoting her full  time and attention to our matters, none of our officers and directors anticipate devoting more than approximately five (5%) percent of their time to our matters.   We currently have no employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

RISKS ASSOCIATED WITH THE OFFERING

If We Raise Less Than The Entire Amount There Is Greater Risk That Your Investment Will Be Lost.

This offering is being conducted on an “all or none” basis with respect to the first 500,000 units and on a “best efforts” basis with respect to the balance of the units being offered. We must sell the minimum amount for us to accept any funds.  We are offering the units ourselves, through our officers and directors, without assistance from an investment bank or brokerage firm.   We may be able to raise the minimum amount offered ($250,000).  Moreover, if only $250,000 of the offering is raised, those investors who do acquire shares will have significantly greater risk that their entire investment will be lost because we may not have sufficient funds to attain all of our goals.

The Offering Price Of $0.50 Should Not Be Viewed As An Indication Of The Inherent Value Of Our Stock. Our Common Stock May Have No Value If Our Business Plan Fails.

We are offering the units at $0.50 per unit.  This represents the last sale price of our common stock prior to the filing of the registration statement of which this prospectus is part.  Although the quotation of prices for trading of our common stock has been authorized on the over-the-counter "pink sheets" market under the symbol “OTLN,” there is no active trading market for our common stock. The absence of such a trading market may limit the marketability and liquidity of our shares. Accordingly, you should not assume that you will be able to resell your shares at that price, if at all.  Moreover, our shares of common stock will have little value unless our business plan is successful.

Purchasers Of The Units Offered By Us Will Experience Significant Dilution.

Our existing investors have paid substantially less per share than the initial public offering price. The initial public offering price will also be substantially higher than the pro forma net tangible book value per share of our common stock outstanding immediately after this offering. As a result, investors purchasing our common stock in this offering will incur immediate dilution of approximately $0. 48  per share if the maximum number of units is sold and of $0.49 per share if the minimum number of units is sold, as shown under the heading “Dilution” on page 22. The exercise of outstanding options and future equity issuances at prices below the initial public offering price would result in further dilution to purchasers in this offering.

Our Management Has Discretion In The Use Of The Net Proceeds From This Offering.

While we have a plan for the use of net proceeds from this offering, our management has the discretion in the actual application of the net proceeds from this offering and the actual use of the net proceeds may differ from the plan.

The Warrants That Are Offered In This Prospectus Are Exercisable During A Period That Continues For Several Years And If The Current Registration Does Not Continue In Effect The Warrants May Not Be Exercisable.

The Class A Non-redeemable Warrants contained in the units may be exercised at any time from the date this prospectus goes effective for a period of 24 months and the Class B Non-redeemable Warrants contained in the units may be exercised at any time from the date this prospectus goes effective for a period of 36 months. We intend to keep our registration statement current so long as any of the warrants are outstanding. However, if we are unable to do so, and a current registration statement is not in effect, you will not be able to exercise either of the warrants contained in the units unless an applicable exemption from the registration requirements of the Securities Act is then available.

Our Stock Price Historically Has Been Volatile And We Expect That It Will Continue To Be So.

There is a limited market for our common stock.   The market price of our common stock has been and is expected to continue to be highly volatile. During the last year our stock has traded at a low of $0.30 (November 17, 2004) and a high of $1.45 (October 12, 2005).   Factors, many of which are beyond our control, include the  announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by our stockholders and by us could have an adverse effect on the market price of our shares.

Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. Broad market factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities, and the diversion of management's attention and resources. To the extent our stock price fluctuates and/or remains low, it could impair our ability to raise capital through the offering of additional equity securities.

We Have A Large Number Of Restricted Shares Outstanding, A Portion Of Which May Be Sold Under Rule 144 Following Completion Of Our Offering, Which May Reduce The Price Of Our Shares Should A Trading Market Develop.

Of the 14,708,200 shares of our common stock to be outstanding upon completion of this offering, assuming no warrants are exercised, 13,333,200 shares shall be "restricted securities," all of which are owned by our president, a director and a shareholder (who may be deemed an affiliate of ours), as that term is defined in Rule 144 under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. All of the "restricted securities" will be eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least two years to sell such shares without regard to any of the volume limitations described above.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

Your Percentage Ownership May Be Diluted Following The Offering If We Issue Additional Shares Or Options To Purchase Additional Shares and the Price of Our common Stock May Decline as Well.

Immediately after the closing of this offering, we will have a maximum aggregate of 14,708,200 shares of common stock outstanding and an additional 2,000,000 shares reserved for issuance upon exercise of the warrants; we will also have an 83,291,800 shares of common stock authorized but un-issued and not reserved for specific purposes. All of such un-issued shares may be issued without any action or approval of our stockholders. Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by us, any shares issued would further dilute the percentage ownership of our common stock held by the public stockholders.

The exercise of warrants or options and the sale of the underlying shares of our common stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of our securities. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the warrants and options.

If We Do Not Comply With Onerous Requirements Of The Sarbanes-Oxley Act Of 2002 , We  May Face Fines, Penalties, And Sanctions From The US Securities & Exchange Commission, Which May Result In the Loss of Your Investment, Divert A Substantial Amount of Our Capital Resources And Of Our Management’s Time From Our Business Activities.

Once we are a reporting issuer we will be subject to compliance with the reporting requirements of the Exchange Act of 1934 as well as the Sarbanes-Oxley Act of 2002.  We expect to incur additional expenses and diversion of management's time as a result of the requirements imposed on small business issuers by Sarbanes-Oxley. Moreover, we are a small company with limited resources that will make it difficult for us to timely comply with the requirements of the Exchange Act or Sarbanes-Oxley. If we are not able to timely comply with the requirements of those acts, we might be subject to sanctions or investigation by regulatory authorities. Any such action could materially adversely affect our business and financial results as well as the market price of our stock.

The Value And Transferability Of Your Shares May Be Adversely Impacted By The Limited Trading Market For Our Stock ..

There is only a limited trading market for our shares on the over the counter market “pink sheets.”   If this market is not sustained or if we are unable to satisfy any future trading criteria that may be imposed by the NASD this will adversely affect the liquidity and value of your shares.  Your ability to sell your shares will be very limited ..

Because Our Stock Is A “Penny Stock”, You May Find It Difficult To Sell The Shares Of Our Common Stock You Acquired In This Offering.

Our common stock is a “penny stock” as that term is defined in SEC rules and regulations. Generally, a "penny stock" is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stock and you are likely to have difficulty selling your shares of our stock.

We Do Not Intend To Pay Dividends For The Foreseeable Future.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the units offered by us pursuant to this prospectus.

Enforceability Of Civil Liabilities Against Foreign Persons

We are a company  incorporated  under the laws of Nevada but because we are a  company  headquartered  in  Canada  our  investors  may  have  difficulty enforcing civil liabilities  under the U.S. federal  securities laws against our officers and  directors,  especially  because some of our directors and officers reside in Canada.  Because some of our assets are located  outside the U.S.,  it may be  difficult  for an  investor  to sue,  for any  reason,  us or any of our directors  or officers  through U.S. jurisdictions.  If an investor was able to obtain a judgment against us or any of our directors or officers in a U.S. court based on U.S. securities laws or other reasons, it may be difficult to enforce such judgment in Canada. We are uncertain as to the enforceability, in original actions in Canadian courts, of liability based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained  in  actions  based  upon the civil  liability  provisions  of the U.S. federal securities laws.

Because there is no escrow, trust or similar account, your subscription could be seized by creditors. If that occurs you could lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.

FORWARD-LOOKING STATEMENTS

Such forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

The Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for similar statements by existing public companies, does not apply to our offering because, as this is our initial public filing, we are not yet a reporting issuer.  In addition, the Private Securities Litigation Reform Act of 1995 does not apply to us because our stock qualifies as “penny stock.”

DETERMINATION OF OFFERING PRICE

There is only a limited market for our common stock on the over the counter market (Pink Sheets).  Consequently, the offering price has been determined by us in part on the “market” price of our common stock, but also in consideration of our estimate of our business potential, financial condition, capital requirements, our assessment of general condition of the capital markets and the fact that we are conducting the offering directly without the assistance of an underwriter.  Accordingly, you should not consider the offering price to be an indication of the actual value of the shares offered.

USE OF PROCEEDS

The units are being offered directly by us on ”best efforts” basis with a requirement to sell a minimum of  500,000 units and up to a  maximum of 1,000,000 units.   There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account.

The gross proceeds from the offering will be $250,000 if the minimum number of units is sold and $500,000 if the maximum number of units is sold. We do not know how many units we will actually sell. For us to complete the offering we must sell between 500,000 and 1,000,000 units.

We intend to use the proceeds of this offering at various levels of unit sales as follows:

Category	Minimum Number of Units Sold	75% of The Maximum Number of Units Sold	Maximum Number of Units Sold
Proceeds From The Offering	$250,000	$375,000	$500,000
Peripheral Nerve Research	$155,839	$155,839	$155,839
Optical Nerve Research	$0	$73,166	$73,166
Repayment of Debt (1)	$25,000	$50,000	$100,000
Costs of the Offering	$35,000	$35,000	$35,000
Management Salaries	$0	$24,000	$36,000
Website Development	$15,000	$15,000	$15,000
Working Capital	$19,161	$21,995	$84,995
TOTAL	$250,000	$375,000	$500,000

(1)    Repayment of loan to the company by an affiliated shareholder.

We believe that the net proceeds of this offering, if all units are sold, together with our present capital resources, should be sufficient to fund operations at least through December 31, 2006, based on our current operating plan. No assurance can be given that there will be no change that would consume our liquid assets before such time.

We may require substantial funds in addition to the proceeds of this offering to conduct continuing research and development activities with respect to the ISURF nerve regeneration technology; and, if we obtain a license from ISURF, we may then require funds for pre-clinical studies, clinical trials and other activities relating to the commercialization of any potential products derived from the ISURF nerve regeneration technology.

Dividend Policy

We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain earnings, if any, for use in the operation of our business and to fund future growth.

DILUTION

Our net tangible book value deficiency as of  August 31, 2005, was $ 134,816 , or $0. 01 per share of common stock. Net tangible book value per share is equal to the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of common stock outstanding on  August 31, 2005.

Assuming the sale of all of the units offered pursuant to this prospectus at a price of $0.50 per unit, then, after deducting estimated offering expenses aggregating $35,000 (but without taking into account the shares issuable upon exercise of the warrants), the net tangible book value of our company as of August 31, 2005, would have been $ 330,184 or $0. 022 per share of common stock. This represents an immediate increase in net tangible book value of $0.032 per share to existing stockholders and an immediate dilution in net tangible book value of $0. 48 per share to new investors. The following table illustrates this per share dilution:

Offering price per share	$0.50
Net tangible book value per share before this offering	($0. 01)
Increase in net tangible book value attributable to new investors	$0.032
Net tangible book value per share after this offering	$0. 022
Dilution per share to new investors	$0. 48
Percentage dilution	96%

Assuming the sale of three quarters (750 ,000) of the units offered pursuant to this prospectus at a price of $0.50 per unit, then, after deducting estimated offering expenses aggregating $35,000 (but without taking into account the shares issuable upon exercise of the warrants), the net tangible book value of our company as of August 31, 2005, would have been $ 205,184 or $0. 014 per share of common stock. This represents an immediate increase in net tangible book value of $0. 024 per share to existing stockholders and an immediate dilution in net tangible book value of $0. 49 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$0.50
Net tangible book value per share before this offering	($0. 001)
Increase in net tangible book value attributable to new investors	$0.024
Net tangible book value per share after this offering	$0.014
Dilution per share to new investors	$0. 49
Percentage dilution	97%

Assuming the sale of half (500,000) of the units offered pursuant to this prospectus at a price of $0.50 per unit, then, after deducting placement commissions and estimated offering expenses aggregating $35,000 (but without taking into account the shares issuable upon exercise of the warrants), the net tangible book value of our company as of August 31, 2005, would have been $ 80,184 , or $0. 006 per share of common stock. This represents an immediate increase in net tangible book value of $0.015 per share to existing stockholders and an immediate dilution in net tangible book value of $0. 49 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$0.50
Net tangible book value per share before this offering	($0. 009 )
Increase in net tangible book value attributable to new investors	$.015
Net tangible book value per share after this offering	$. 007
Dilution per share to new investors	$0. 49
Percentage dilution	99%

The following tables summarize, on a pro forma basis as of August 31, 2005, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders for a share of stock and by new investors purchasing units in this offering:

1,000,000 Units Are Sold:

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Number	Percent
Existing shareholders	13,708,200	93.2%	$153,000	23.4%	$0.011
New Investors	1,000,000	6.8%	$500,000	76.6%	$0.500
Total	14,708,200	100.0%	$653,000	100.0%	$0.044

750,000 Units Are Sold:

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Number	Percent
Existing shareholder	13,708,200	94.8%	$153,000	29.0%	$0.011
New Investor	750,000	5.2%	$375,000	71.0%	$0.500
Total	14,458,200	100.0%	$528,000	100.0%	$0.037

500,000 Units Are Sold:

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Number	Percent
Existing shareholders	13,708,200	96.5%	$153,000	38.0%	$0.011
New Investors	500,000	3.5%	$250,000	62.0%	$0.500
Total	14,208,200	100.0%	$403,000	100.0%	$0.028

OUR BUSINESS

You should rely only on the information contained in this prospectus or any supplement hereto. We have not authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not making an offer to sell the units in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the units.  Our business, financial condition, results of operations and prospects may have changed since that date.

We obtained statistical data and certain other industry forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical and industry data and forecasts and market research used herein are reliable, we have not independently verified such data. We have not sought the consent of the sources to refer to their reports or articles in this prospectus.

Background

We are a development stage start-up biotechnology company focused on the identification, development and eventual commercialization of technologies and products for peripheral and optic nerve damage and nerve regeneration. To date we have had no sales and no revenues; we have minimal assets and have incurred losses since inception.  We are uncertain as to when, if ever, we will generate revenues.

We were incorporated in the State of Nevada on May 5, 1998, with an authorized capital stock of 100,000,000 shares of common stock, each with a par value of $.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10. Presently, 13,708,200 shares of common stock are issued and outstanding; there are no shares of preferred stock issued and outstanding.

We were originally formed for the purpose of marketing investment and health care newsletters via the internet, through our then wholly-owned subsidiary I.pick.com, Inc. Our initial operations were funded through the offer and sale, in 1998, of 375,000 shares to 166 unaffiliated accredited investors pursuant to Rule 504 of Regulation D as promulgated under the Securities Act of 1933.

Following several years of unsuccessful efforts to commercialize our business model, our Board of Directors, in 2001, sought to refocus our business direction more squarely on the health care industry.  We engaged the services of Mr. Harmel Rayat, a business consultant, who had experience with development stage biotechnology companies, to assist us in developing our business model. Subsequently, on March 28, 2002, Mr. Harmel Rayat acquired 1,500,000 shares of our outstanding stock from each of Messrs. Kesar S. Dhaliwal and Todd Weaver, our founding and, at that time, controlling stockholders.  The 3,000,000 shares acquired by Mr. Rayat represented approximately 94% of the then issued and outstanding shares of our common stock.

Mr. Rayat joined our Board of Directors and became our president and chief operating officer.  Under Mr. Rayat’s tenure we further defined and enhanced our business model and focused our efforts totally on the acquisition of biomedical technologies.  In December of 2002, in consideration of the satisfaction of accrued and unpaid management fees in the amount of $80,000, we issued 8,000,000 shares of our common stock to Mr. Rayat. In March 2003, we also issued 2,333,200 shares to Mr. Kesar S. Dhaliwal in consideration of the satisfaction of unpaid management fees of $23,332.

In February of 2003, Mr. Rayat elected to resign from our Board of Directors and as our chief executive officer.  Simultaneously with his resignation, Mr. Rayat sold 8,000,000 shares of our common stock to Ms. Terri DuMoulin, who succeeded to Mr. Rayat’s positions with us.  Mr. Rayat currently owns 3,000,000 shares of our common stock. See “Security Ownership Of Certain Beneficial Owners And Management.”

We currently do not directly conduct any of our research and development activities.  Rather, once a technology has been identified, we fund the research and development activities relating to the technology with the intention of ultimately, if warranted, licensing, commercializing and marketing the subject technology.

We have funded our current operations through loans from our shareholders.  Ms. DuMoulin, our president and controlling shareholder, loaned us $5,000 in December 2004.  We repaid this loan on May 24, 2005, from the proceeds of a $100,000 loan we received from Mr. Harmel Rayat in April of 2005.  The loan from Mr. Rayat is due April 27 , 2006, and bears interest at the rate of 8.75% per annum.

Material Agreements

Option Agreement

On April 29, 2005, our wholly owned subsidiary, MicroChannel Technologies Corporation, entered into the Option Agreement with ISURF, which was subsequently amended on October 13, 2006, to acquire a license from ISURF to market the ISURF nerve regeneration technology in the field of nerve regeneration on a worldwide basis. The option period extends from April 29, 2005, to two months after completion of research funding, as described below.  During our option period, in addition to funding the continued development and enhancement of the ISURF nerve regeneration technology, we will evaluate the ISURF nerve regeneration technology, to determine whether we will acquire the license.

In consideration for the option to acquire the ISURF nerve regeneration technology license, we paid ISURF an administrative fee of $2,000 and agreed to provide funding in the amount of $155,839 to support the research project entitled "Conduits with Micropatterned Films for Peripheral Nerve Regeneration," which is initially being conducted at and under the control of Iowa State University  to test the efficacy of biodegradable micropatterned conduits, pre-seeded with neural stem cells on peripheral nerve regeneration.

This research funding will cover such direct expenses as salaries and fringe benefits for staff hired by Iowa State University, as well as supplies and materials. Additionally, the research funding will also covers indirect costs which Iowa State University incurs in providing physical lab facilities and services and such other qualified personnel as may be required to carry out the research project.

The payment terms for the research funding is as follows: fifty thousand dollars ($50,000) which payment has been made, and four (4) equal payments of twenty-six thousand four hundred fifty-nine dollars and seventy-five cents ($26,459.75) payable by  January 31, 2006, April 30, 2006, July 31, 2006 and October 31 , 2006.

Contingent upon satisfactory progress and success of the "Conduits with Micropatterned Films for Peripheral Nerve Regeneration," research project, we have also agreed to provide an additional $73,166 for a project entitled “Conduits with Micropatterned Films for Optic Nerve Regeneration,” which will test the efficacy of biodegradable micropatterned conduits on optic nerve regeneration.

The "Conduits with Micropatterned Films for Peripheral Nerve Regeneration" Research Project

This project contemplates the fabrication of micropatterned biodegradable polymer films using photolithography, reactive ion etching and transfer techniques. The films will have micro channels of width 10-20µm, depths of 4µm and spacing between the microgrooves of 10-20µm.

Commercially available neural stem cell lines will be cultured in vitro and their behavior on these substrates analyzed using immunocytochemistry to identify the conditions under which they differentiate preferentially to neurons and astrocytes. Their alignment on the substrates will also be measured and the microgroove dimensions will be varied accordingly, if required.

The micropatterned films will be inserted into biodegradable polymer conduits and seeded with the neural stem cells prior to implantation at the site of severed sciatic nerves of rats. Some of the conduits preseeded with stem cells will be frozen down and stored for a few months to investigate the effect of storage on their behavior. The in vitro studies will be repeated again after three months to determine differentiation. A rat model will be used for the animal studies and the rest of the conduits with micropatterned films pre-seeded with neural stem cells will be sutured to the two ends of the sciatic nerves.

For the 8-week in vivo study, controls of empty conduits and no conduits will be used. Both functional and morphological regeneration will be investigated. A walking track analysis will be used to investigate the movement of the test rats. The sciatic function index will depict the functional recovery, while histological studies of the regenerated nerves will be conducted to measure nerve cross-section, and the number of myelinated and unmyelinated axons. The efficacy of these conduits with micropatterned film inserts preseeded with neural stem cells (which is the expected final product) to promote sciatic nerve regeneration will be the focus of the studies.

Peripheral Nerve Regeneration Timeline

In vitro studies of stem cell growth and alignment

Months 1-6

Investigation of cell differentiation

Months 7-9

Micropatterned films and conduit fabrication

Months 1-3

Conduit implantation

Months 10-11

Walking track testing

Months 10-11

Histology and data analysis

Months 12-18

Peripheral Nerve Regeneration Budget

A. Salaries, Wages & Fringe Benefits	$64,214

B. Materials and Supplies	$37,000
D. Tuition	$7,054
H. Total Direct Costs	$108,268
E. Indirect Costs*	$47,571
Total Project Cost	$155,839

*Covers costs incurred by Iowa State University in providing physical lab facilities and services and such other qualified personnel as may be required to carry out the research project.

The "Conduits with Micropatterned Films for Optic Nerve Regeneration" Research Project

Based on the progress and success of the "Conduits with Micropatterned Films for Peripheral Nerve Regeneration" research project, the research will be expanded and the timeline extended to include studies on optic nerve regeneration. The results of the in vitro studies performed in the case of the peripheral nerve regeneration will be used to plan these in vivo studies. A rat model will be used again for the animal studies and the injury models that will be used are acute ocular ischemia and chronic ocular hypertension (models used to study glaucoma).

The same approaches will be used to fabricate the conduits preseeded with the stem cells and implanted in rats for an 8-12 week study. Visual function will be monitored using electroretinography recordings and pupillometry. A behavioral assay for visual acuity using the water maze test will also be implemented to ascertain the efficacy of this regeneration method.

Optic Nerve Regeneration Timeline

Conduit implantation

Months 19-21

Evaluation of visual function

Months 21-24

Behavioral analysis

Months 21-24

Optic Nerve Regeneration Budget

A. Salaries, Wages & Fringe Benefits	$32,355
B. Materials and Supplies	$15,000
D. Tuition	$3,554
H. Total Direct Costs	$50,909
E. Indirect Costs	$22,257
Total Project Cost	$73,166

*Covers costs incurred by Iowa State University in providing physical lab facilities and services and such other qualified personnel as may be required to carry out the research project.

Market Overview

We believe that a significant market opportunity exists for technologies or products developed from such technologies, that are capable of restoring full or substantially full nerve functionality following peripheral or optic nerve damage.

Peripheral nerve damage, as a result of a penetrating trauma (by way of accidents, fractures, lacerations, etc.) or an iatrogenic injury (e.g. unintended consequence of prostatectomy surgery) often leads to debilitating pain, and to the inability to move muscles or feel normal sensations. Peripheral neuropathy, a general term referring to disorders of peripheral nerves that reportedly affects at least 20 million people in the United States. Peripheral neuropathy can be caused by nerve compression, entrapment, laceration, exposure to toxins and even certain types of diseases. For example, individuals with diabetes can, over time, have damage to nerves throughout the body, which may lead to numbness, pain and weakness in the hands, arms, feet, and legs. An estimated 50 percent of those with diabetes have some form of neuropathy. In fact, more than half of all lower limb amputations in the United States occur in people with diabetes, about 86,000 amputations per year.

Optic nerve damage is often a result of traumatic injury and or retinal disorders. Many retinal disorders, such as diabetic retinopathy and age-related macular degeneration (AMD), are accompanied by damage to the retinal ganglion cells, a hallmark of many ophthalmic diseases, disrupting the transmission of signals from the optic nerve to the brain, resulting in loss of sight. Diabetes mellitus is reportedly the leading cause of loss of vision in Americans of working age (20-60 years old) and AMD is the leading cause of loss of vision in Americans over 60 years old.

Current surgical techniques for repairing damaged nerves have yielded only moderate success to date. Similarly, use of bioartificial nerve grafts and other experimental technologies have had limited success and applicability. The failure of current biomedical technologies and surgical techniques to adequately repair peripheral and optic nerve damage, has created, in our view, a significant market opportunity for technologies or products, that may restore full (or substantially full) nerve functionality in the event of nerve damage.

Through our arrangement with ISURF, we plan to fund various in vitro and in vivo (animal) studies using commercially available neural stem cell lines, which can differentiate preferentially to neurons and astrocytes (cells in the central nervous system).  Our goal, subject to successful basic research outcomes and, ultimately, to appropriate regulatory approvals, is the development of commercially viable, clinically and medically approved, biodegradable micropatterned conduits useful in the surgical repair of damaged peripheral and optic nerves.

Methods for Nerve Regeneration

Peripheral nerves, each containing thousands of individual fibers called axons, extend from the central nervous system (brain and spinal cord) to targets in the periphery, such as muscles, blood vessels, skin and other organs of the body. When a peripheral nerve is damaged, axons between the injury site and the target site degenerate and function is lost. While peripheral nerve axons are able to regenerate naturally when subjected to physical injury, this regeneration is modest at best (approximately 1 mm per day); at present, there is no effective clinical treatment.

In the case of a severed nerve, the severed nerve ends draw back because of the nerve’s inherent elasticity and a gap is formed. In order for the nerve axon to regenerate and reestablish nerve function, it must navigate and bridge the gap. Under the appropriate conditions, e.g., minimal gap length, the end of the severed nerve connected to the spinal cord (proximal side) forms neurite growth cones that navigate the gap and enter endoneurial tubes on the on the other end (distal side) of the severed nerve that is connected to the effector organ.  Once the growth cones reach the other severed side, they enter the endoneurial tubes left from the degenerated axons. However, the growth cones typically grow in many directions and unless the injury is small, the growth cones may never reach the other side. The natural ability of the nerve to regenerate is greatly reduced by the disruption of environmental cues resulting from, for example, soft tissue damage, formation of scar tissue, disruption of the blood supply, or the presence of growth inhibitory substances.

Currently, the most effective method to repair a nerve which has been severed due to a traumatic injury is to remove a healthy, but less essential, nerve from another part of the body and graft it to the damaged area. In essence, the use of autologous nerve grafts for bridging breaks or defects in nerve continuity requires the sacrifice of healthy nerves, which cause the loss of feeling in the area supplied by the donor nerve.

Nerve autografts (nerves taken from the patient) and allografts (nerves taken from a donor patient) are invasive procedures, expensive and offer limited success. Allografts also typically require the use of immunosuppressive drugs to avoid rejection of donor segments. Because of the delicate microstructure of nerves and achieving precise axon-to-axon alignment, nerve coaptation procedures yield only partial restoration of function at best and, in many cases, provide little or no recovery of function. Often, a second surgical procedure is required, which may lead to permanent denervation at the nerve donor site.

Despite improved microsurgery techniques in recent years and continued research efforts, the results of nerve repair surgery are often discouraging. Recovery is very slow, taking months or years and can fail for many reasons. In fact, the result of nerve transection repair is unpredictable and the return of full nerve functionality after surgery remains a sought after goal.

To avoid the problems associated with sacrificing healthy nerves for autografts and allografts, bioartificial nerve grafts have been experimentally developed. These artificial nerve grafts or conduits, fabricated from degradable or non-degradable polymers, act as physical guides at the macroscopic (visible to the naked eye) scale for the regenerating nerve by concentrating chemical and biological growth factors to further stimulate peripheral nerve regeneration.  Unfortunately, alignment and directional control of axonal outgrowth, which is very important in nerve regeneration, is highly uncertain and difficult to reproduce using physical guidance cues alone. As a result, use of artificial nerve grafts has met with only limited success.

Other basic research being conducted to enhance the re-growth of damaged peripheral nerves includes the injection of stem cells, adding enzymes that counteract growth-blocking mechanisms and using electrically conductive polymers and biodegradable conduits filled with magnetically aligned collagen rods to provide directional guidance to regenerating neurons. However, successful applicability of these various techniques has been limited.

The research being performed by us through Iowa State University, involves the use of a patented combination of physical, chemical and biological cues at the “cellular” level to facilitate peripheral nerve regeneration. The methodology being used in our sponsored research involves etching linear nanosized grooves onto a biodegradable substrate into which preferred cues, such as Schwann cells, stem cells and laminin, are added. The combination of micropatterned substrates and cues resulted in accelerated nerve elongation rates, and nerve alignment along the substrate grooves, in in-vitro studies and restored nerve functionality in animal studies. This technology also resulted in the issuance of the ISURF Patent.

Additional research and animal studies have been published in a peer-reviewed research paper entitled “Synergistic Effects of Micropatterned Biodegradable Conduits and Schwann Cells on Sciatic Nerve Regeneration”  in the Journal of Neural Engineering (September 10, 2004). In this study, a 1 cm segment of rats’ sciatic nerves, which deliver nerve messages to the hind legs, were removed. After the initial surgery, the paws (toes) curled up completely and the animals were unable to walk.  The severed nerves were then surgically reconnected using micropatterned conduits pre-seeded with Schwann cells.  Over time, as motor skills were regained, the animal’s paw uncurled and the toes spread in order to support their weight. Though initially unable to walk, the rats started to regain use of their legs after three weeks and were able to function normally after six weeks.

This study demonstrated that biodegradable micropatterned conduits pre-seeded with Schwann cells that provide a combination of physical, chemical and biological guidance cues for regenerating axons at the cellular level offer a better alternative for repairing sciatic nerve transactions than conventional biodegradable conduits.

Nerve Regeneration Research

The research we are sponsoring pursuant to our Option Agreement with ISURF, and in collaboration with researchers at Iowa State University, initially involves studying the efficacy of neural stem lines preseeded into biodegradable micropatterned conduits to promote sciatic nerve regeneration in experiments where rat sciatic nerves have been severed. Contingent on the progress and success of these initial studies using neural stem lines for peripheral nerve regeneration, the scope of research will be expanded to include studies involving optic nerve regeneration.

Previous experiments conducted using Schwann cells were published in a study entitled “Synergistic Effects of Micropatterned Biodegradable Conduits and Schwann Cells on Sciatic Nerve Regeneration” on September 10, 2004, in the Journal of Neural Engineering.

In this study, a 1 cm segment of the sciatic nerves of rats was severed and, as can be expected, after the initial surgery, the paws (toes) curled up completely and the animals were unable to walk.  The severed nerves were then surgically reconnected using micropatterned conduits pre-seeded with Schwann cells. Over time, as motor skills were regained, the animals’ paws uncurled and the toes spread in order to support their weight. Though initially unable to walk, the rats started to regain use of their legs after three weeks and were able to function normally after six weeks.

Due to the limited availability of Schwann cells, which have to be harvested from donor animals, we plan to repeat previously completed experiments using neural stem cell lines, which can differentiate preferentially to neurons and astrocytes (cells in the central nervous system).  Unlike Schwann cells, neural stem cells can be clonally expanded in culture, providing a renewable supply of material for our biodegradable micropatterned conduits for both peripheral nerve and optic nerve experimentation.

We currently do not own any proprietary technology.  The ISURF nerve regeneration technology is owned by ISURF.  We have the right to acquire a license to market the technology on a worldwide basis.  We will base our decision to acquire a license based on the outcomes of the research studies. See "Conduits with Micropatterned Films for Peripheral Nerve Regeneration Research Project" and “Conduits with

Micropatterned Films for Optic Nerve Regeneration Research Project.”  There is no assurance that we will in fact exercise our option.

Government Regulation

General

We are involved in a heavily regulated sector, and our ability to remain viable will depend on favorable government decisions at various points by various agencies. From time to time, legislation is introduced in the US Congress that could significantly change the statutory provisions governing our research and development processes, as well as approval, manufacture and marketing of any products derived from such research and development activities. Additionally, healthcare is heavily regulated by the federal government and by state and local governments. The federal laws and regulations affecting healthcare change constantly, thereby increasing the uncertainty and risk associated with any healthcare related venture, including ours. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance, or interpretations changed, and what the impact of such changes, if any, may be.

The federal government regulates healthcare through various agencies, including but not limited to the following: (i) the FDA, which administers the Food, Drug, and Cosmetic Act (“FD&C Act”), as well as other relevant laws; (ii) Centers for Medicare & Medicaid Services (“CMS”), which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General (“OIG”) which enforces various laws aimed at curtailing fraudulent or abusive practices,  including by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as Stark, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the OIG to exclude healthcare providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights, which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). All of the aforementioned are agencies within HHS. Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Public Health Service within HHS under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under Medicaid and other state sponsored or funded programs and their internal laws regulating all healthcare activities.

In addition to regulation by the FDA, in the future, we may be subject to general healthcare industry regulations. The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

-  billing for services;

-  quality of medical equipment and services;

-  confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

-  false claims; and

-  labeling products.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the federal, state or local laws and regulations that govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

Federal Food and Drug Administration (FDA) Regulation

The production and marketing of products which may be developed from the ISURF nerve regeneration technology and our ongoing research and development activities are subject to extensive regulation and review by numerous governmental authorities. The ISURF nerve regeneration technology and any products derived from the technology must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring products which may be developed from our technologies to market ..

The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which the FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we do not comply with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA, or other government entity, approval of the ISURF nerve regeneration technology (or products derived from the technology) may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States.

In the United States more stringent FDA oversight in product clearance and enforcement activities could result in our experiencing longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market the ISURF nerve regeneration technology (or products derived from the technology) for broader or different applications or to market updated products that represent extensions of the ISURF nerve regeneration technology. In addition, assuming we obtain a license to the ISURF nerve regeneration technology, we may not receive FDA approval to export products, based on the ISURF nerve regeneration technology, in the future, and countries to which the products are to be exported may not approve them for import.

Any manufacturing facilities which we would utilize for the production of products based on the ISURF nerve regeneration technology would also be subject to continual review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with the ISURF nerve regeneration technology, products derived from the technology, or manufacturing facilities used to manufacture the ISURF nerve regeneration technology (or products derived the technology) may result in restrictions on the products or the facility, including withdrawal of the product from the market or other enforcement actions.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to the ISURF nerve regeneration technology (or products derived from the technology). It is possible that the FDA will issue additional regulations further restricting the sale of the ISURF nerve regeneration technology (or products derived from the technology). Any change in legislation or regulations that govern the review and approval process relating to the ISURF nerve regeneration technology or to any related technologies that we subsequently develop, could make it more difficult and costly to obtain approval for new products based on the ISURF nerve regeneration technology, such additional technologies, or to produce, market, and distribute products derived from such technologies, if approved.

Sales and Marketing

Ultimately, we plan to market products, if any, developed from the ISURF nerve regeneration technology for which we obtain regulatory approval through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. No such arrangements presently exist. We believe that this approach will both increase market penetration and commercial acceptance of our products and enable us to avoid expending significant funds to develop a large sales and marketing organization.  See “Risk Factors.”

Competition

Competition in the biotechnology industry is intense. We face competition from many companies, major universities and research institutions in the United States and abroad. Many of our competitors have substantially greater resources, experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities. We will face competition from companies marketing existing products or developing new products for conditions targeted by our technologies, which may render our technologies absolute. The description of the products and technologies being developed or marketed by our competitors listed below have been taken from publicly available documents or reports file by these companies ..

-  Synovis Life Technologies, Inc. – has the Neurotube®, a bioabsorbable nerve conduit which Synovis purchased from Neuroregen, LLC;

-  Integra LifeSciences Holdings Corporation – has the NeuraGen™ Nerve Guide, an implantable device that provides a protective environment for a severed nerve after injury;

-  SaluMedica, LLC – has the SaluBridge nerve cuff that provides a protective environment for a severed nerve after injury;

-  Sangamo Biosciences – conducting a phase I clinical trial of therapeutic designed to protect and stimulate the regeneration of peripheral nerve function in diabetics suffering from peripheral neuropathy;

-  Neuren Pharmaceuticals and Metabolic Pharmaceuticals  - collaborating to develop a class of nerve repair compounds for the treatment of degenerative conditions such as peripheral neuropathy, motor neuron disease and repairing the brain or nerves after injuries, and

-  AxoGen,Inc. - established to commercialize peripheral nerve grafting and nerve regeneration technologies developed by researchers at the University of Florida’s McKnight Brain Institute.

These companies may have numerous competitive advantages, including:

-  significantly greater name recognition;

-  established relations with healthcare professionals, customers and third-party payors;

-  established distribution networks;

-  additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

-  greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and

-  greater financial and human resources for product development, sales and marketing, and patent litigation.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, patient or customer compliance, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than products, if any, we may derive from our research and development efforts or that would render any such products obsolete and non-competitive. Accordingly, in addition to our research and development efforts, we have undertaken a public relations/advertising program designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of  products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of any products we may derive from our research and development efforts if and when regulatory approval is received.

A significant amount of research in the biotechnology industry is also being carried out at academic and government institutions. In 2004 alone, the National Institutes of Health spent $51.1 million on peripheral neuropathy research. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors. Any resulting increase in the cost or decrease in the availability of technology or product candidates from these institutions may affect our business strategy.

Competition with respect to our technologies is and will be based, among other things, on effectiveness, safety, reliability, availability, price and patent position. Another important factor will be the timing of market introduction of our competitive products. Accordingly, the speed with which we can develop products derived from the ISURF nerve regeneration technology, complete the clinical trials and approval processes and ultimately supply commercial quantities of the products to the market is expected to be an important competitive factor. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.  See “Risk Factors.”

Offices and Research Facilities

Our executive offices are located at 1628 West 1st Ave., Suite 123, Vancouver, British Columbia, Canada.  We have a one year lease, which began on October 1, 2004 and is automatically renewed for successive one year terms unless terminated by either party in writing at least 30 days prior to the end of the then current term. The rent for the office is $500 Cdn. per month.

Our peripheral and optic nerve regeneration research is conducted in approximately 2,500 square feet of laboratory facilities (515 Science II Building, 0122 Molecular Biology Building and Lab Animal Resource facilities) provided by Iowa State University under our Option Agreement with ISURF. Iowa State University is located in Ames, Iowa, 50011. The cost of the facilities is included in the budget under our Sponsored Research Agreement with ISURF.

Both the office and the laboratory facilities are sufficient and adequate for our purposes given our present staff and research objectives.

PLAN OF OPERATION

We are a development stage start-up biotechnology company focused on the identification, development and eventual commercialization of technologies and products for peripheral and optic nerve damage and nerve regeneration. To date we have not generated any revenues, have incurred losses since inception and have minimal assets.

We have financed our operations since inception primarily with the net proceeds received from a placement of equity securities in the aggregate amount of $150,000, and loans from Mr. Rayat (a former director and current stockholder) and Ms. DuMoulin (our controlling stockholder) of, respectively, $100,000 and $5,000.  The loan from Ms. DuMoulin in the amount of $5,000 was repaid in full by us on May 24, 2005.  Cash on hand at August 31, 2005 , totaled $ 27,708 ..

We have a working capital deficiency of $ 135,284 and $32,474 at August 31, 2005 and August 31, 2004, respectively, and a stockholders’ capital deficiency of $ 134,816 at August 31, 2005 and $31,674 at August 31, 2004. We do not anticipate any revenues from operations for the foreseeable future.  Accordingly, we will need additional financing to meet our obligations.

Our plan of operation for the next twelve months depends upon the amount of money available to us both from this offering and from other financing sources.  However, we have no agreement with any person as to any such financings.  If we sell all of the units in this offering, we will have adequate financial resources over the next twelve months to cover our contractual research expenditures, operating expenses and have sufficient general working capital for unexpected contingencies, such as advisory or legal fees.   In tabular form, we expect to expend the following amounts for these purposes:

Peripheral Nerve Research	$155,839
Optical Nerve Research	$73,166
Repayment of Debt	$100,000
Costs of the Offering	$35,000
Management Salaries	$36,000
Website Development	$15,000
Working Capital	$84,995
TOTAL	$500,000

If we sell less than all of the units in this offering, but at least $250,000 worth of units, we may not be able to undertake all of our research activities and we will reduce our expenditures to the levels as shown in the following chart. We will still be able to carry on our necessary activities for the 12 months of operations, including our research testing the efficacy of biodegradable micropatterned conduits on peripheral nerve regeneration, but not the optic nerve regeneration, for which we will have to arrange alternate financing sources.

Peripheral Nerve Research	$155,839
Optical Nerve Research	$ 0
Repayment of Debt	$25,000
Costs of the Offering	$35,000
Management Salaries	$0
Website Development	$15,000
Working Capital	$19,161
TOTAL	$250,000

If we sell less than $250,000 of units, we will be required to seek alternative financing sources in order to conduct the required activities and expend the amounts shown in the preceding table. If we cannot raise these funds, we will suspend operations until we have the necessary capital. If we do not raise the necessary capital by the time that additional expenditures must be made, we may lose our Option Agreement with ISURF or be unable to secure a license to market the technology covered under the Option Agreement in the field of nerve regeneration.

Units are being sold on a “best efforts ” basis with a requirement to sell a minimum of 500,000 units. If at least the minimum amount of 500,000 units is sold, and the offering is closed, we will pay the expenses of this offering and begin utilizing the proceeds from this offering for the purposes described above.  It is likely that the proceeds of those sales will be received by us over a period of at least several months.

If our research testing into the efficacy of biodegradable micropatterned conduits on peripheral and optic nerve regeneration do not continue to demonstrate success, we may terminate our Option Agreement. Should this occur, our planned expenditures would be reduced.

It is also possible that we may identify additional technologies to acquire or develop, although we are not projecting that event during the next twelve months.

In view of our financial condition, our ability of the Company to continue as a going concern is in substantial doubt and dependent our achieving a profitable level of operations and on our ability to obtain necessary financing to fund ongoing operations.  Management believes that our current and future plans enable us to continue as a going concern.  These financial statements do not give effect to any adjustments which would be necessary should we be unable to continue as a going concern and therefore be required to realize on our assets and discharge our liabilities other than in the normal course of business and at amounts different from those reflected in the accompanying financial statements.

Due to the “start up” nature of our business, we expect to incur losses as it expands.  To date, our cash flow requirements have been primarily met by debt and equity financings.  Management believes that we have sufficient cash flow to meet our capital requirements at least the next twelve months.  If we are unable to generate profits or unable to obtain additional funds for our working capital needs, we have to cease operations.  Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of the Company’s operations.

We incurred a net operating loss of $ 103,142 for the twelve months ended August 31, 2005 , and have a working capital deficiency of $ 135,284 as at August 31, 2005 , that raises substantial doubt about our ability to continue as a going concern.  We have been able, thus far, to finance the operations through cash on hand and loans from shareholders.

We plan to continue to seek other sources of financing on favourable terms; however, there are no assurances that any such financing can be obtained on favourable terms, if at all.  We expect to keep our operating costs to a minimum until cash is available through financing or operating activities.  There are no assurances that we will be successful in achieving these goals.

MANAGEMENT

Directors And Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers. We have a board of directors comprised of five members. Each director holds office until the next annual stockholders meeting or until a successor is duly elected or appointed.  Executive officers serve at the discretion of the Board of Directors and are appointed by the Board of Directors.  Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each directors in other companies subject to the reporting requirements under the Federal securities law.  As of August 31 , 2005, the members of our board of directors and our executive officers were as follows:

Name	Age	Position	Held Position Since
Terri DuMoulin	39	Director, President, Chief Executive Officer, Chief Financial Officer, Principal Financial Officer	February 17, 2003
Sandra Dunn	42	Director	June 3, 2005
Pattiann Hiranandani	47	Director	June 3, 2005
Tareq Ghazaleh	31	Director, Secretary and Treasurer	April 22, 2002
Kesar S. Dhaliwal	43	Director	June 5, 1998

Terri DuMoulin

From August 2000 through August 2002, Ms. DuMoulin worked as a licensed investment advisor and trader specializing in institutional and high net worth investors at Golden Capital Securities Ltd. From August 2002 to March 2003, Ms. DuMoulin has served as a director and secretary of Greystoke Venture Capital, Inc. From December 2000, Ms.DuMoulin also served as a director and President of Edeal.net, Inc. and Director of Entheos Technologies Inc., each a reporting issuer.  She resigned from both companies January 2005.   Ms. DuMoulin has served as a Director of the Company since February 17, 2003 ..

Sandra Dunn

Dr. Sandra E. Dunn earned a Master of Science and PhD degrees in Toxicology at North Carolina State University in June1995.  From June 1995 through May 2000, Dr. Dunn was a Postdoctoral Fellow, Molecular Carcinogenesis, at the National Institutes of Health.  From May 2000 through October 2001, Dr. Dunn served as Research Assistant Professor, North Carolina State University, Department of Anatomy, Physiology & Radiology at the Functional Genomics Program, in Raleigh NC.  Since October 2001, Dr. Dunn has actively served as Assistant Professor, BC Research Institute for Children’s & Women’s Health, at University of British Columbia.

Pattiann Hiranandani

From July 1998 through May 2002, Mrs. Hiranandani served as Distributor-Regional-Divisional Sales Manager with Goldwell USA, Inc.  From June 2002 through April 2003, Mrs. Hiranandani concluded a brief hiatus.  Since May 2003 through May 2005, Mrs. Hiranandani was responsible for marketing biologic bone graft products and procedures to orthopedic spine, neuro and sports medicine surgeons in the Greater Phoenix, Arizona region for BioAlliance/Wright Medical Technologies.

Tareq Ghazaleh

Mr. Ghazaleh earned a CPA (Certified Public Accounting) designation from the University of Illinois, Chicago in 1998. From August 1997 through August 1999, Mr. Ghazaleh served as general accountant with North Carolina Subs, Inc. Mr. Ghazaleh was a tenured Assistant Controller with The Hynes Group (USA-Canada) from August 1999 through October 2003. Between October 2003 and August 2005, Mr. Tareq Ghazaleh served as Divisional Controller at Bakers Delight Holdings International and Canadian Business, overseeing internal control systems, management information systems and cash flow management. Since

September, 2005, Mr. Ghazaleh has served as the financial controller for Unique Real Estate Accomodations, Inc., an organization that provides short and long term living accommodations.  Mr. Ghazaleh holds positions with us while employed elsewhere.

Kesar S. Dhaliwal

From December 1998 through February 2003, Mr. Kesar S. Dhaliwal served as President and Chief Executive Officer of Entheos Technologies, Inc., a reporting issuer ..   Since February 2003, Mr. Dhaliwal has served as President and Chief Executive Officers of National InfoSystems, Inc., a full-service communications consulting firm.

Family Relationships and Other Matters

With the exception of Tareq Ghazaleh, who is the brother-in-law of Mr. Harmel Rayat, our former president and director, there are no family relationships between any of our current or former directors, executive officers and other key personnel.

All of our directors and officers are elected annually to serve for one year or until their successors are duly elected and qualified.

During the past five years, except as set forth below, none of our directors, executive officers, promoters or control persons has been:

-  the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

-  convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

-  subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

-  found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

On October 23, 2003, Mr. Harmel S. Rayat, EquityAlert.com, Inc., and Innotech Corporation of which Mr. Rayat had served at various times as a director and officer, along with certain other individuals, collectively “the respondents,” consented to a cease-and-desist order pursuant to Section 8A of the Securities Act of 1933. Without admitting or denying the findings of the Securities and Exchange Commission related to the public relation and stock advertising activities of EquityAlert.com, Inc. and Innotech Corporation, the respondents agreed to cease and desist from committing or causing any violations and any future violations of , among other things, Section 5(a) and 5(c) of the Securities Act of 1933.  EquityAlert.com, Inc. and Innotech Corporation agreed to pay disgorgement and prejudgment interest of $31,555.14.

On August 8, 2000, Mr. Harmel S. Rayat and EquityAlert.com, Inc., without admitting or denying the allegations of the Securities and Exchange Commission that EquityAlert.com, Inc did not disclose certain compensation received by it in connection with stock advertisements and promotions, consented to the entry of a permanent injunction enjoining them from, among other things, violating Section 17(b) of the Securities Act of 1933; in addition, each agreed to pay a civil penalty of $20,000.

Scientific Advisory Board

Although we do not currently have a scientific advisory board, we intend at some point in our development efforts that we will be assisted in our research and development activities by a scientific advisory board. We intend that the members of the advisory board will be composed of physicians and scientists who will review our research and development, discuss technological advances relevant to us and our business and otherwise assist us. Our management will appoint the members of the advisory board and will appoint any successors or additions as necessary. We are presently in the process of identifying prospective advisory board members. There is no assurance that we will be able to attract qualified persons to become members of our scientific advisory board.

EXECUTIVE COMPENSATION

The following table summarizes the annual compensation paid to the Company's named executive officers for the three years ended August 31, 2005 , 2004 and 2003 :

Name and Position	Year	Salary	Bonus	Long-term Compensation Awards Securities Underlying Options ($)
Terri DuMoulin Director, President, Chief Executive Officer , Chief Financial Officer, Principal Financial Officer (1)	2005	$0	$0	$0
	2004	$ 0	$0	$0
	2003	$ 30,000	$0	$0

Sandra Dunn Director (2)	2005	$0	$0	$0
	2004	$0	$0	$0
	2003	$0	$0	$0

Pattiann Hiranandani Director (3)	2005	$0	$0	$0
	2004	$0	$0	$0
	2003	$0	$0	$0

Tareq Ghazaleh Director, Treasurer, and Secretary	2005	$ 0	$0	$0
	2004	$ 500	$0	$0
	2003	$0	$0	$0

Kesar Dhaliwal Director (4)	2005	$0	$0	$0
	2004	$ 0	$0	$0
	2003	$ 3,332	$0	$0

Harmel Rayat (5)	2005	$0	$0	$0
	2004	$0	$0	$0
	2003	$0	$0	$0

(1) Management fees accrued but not paid. As at August 31 , 2005, this amount of $30,000 remained outstanding as a payable.

(2) Sandra Dunn appointed to the Board of Directors on June 3, 2005.

(3) Pattiann Hiranandani appointed to the Board of Directors on June 3, 2005

(4) Management fees of $5,000 for each of fiscal years 2000 and 2001, along with management fees accrued for 2002 and 2003 totaling $23,332 were paid in full through the issuance of 2,333,200 restricted common shares on March 18, 2003.

(5) Mr. Rayat joined the Board in 2001 and resigned in February 2003.

Directors are not currently compensated, although each is entitled to be reimbursed for reasonable and necessary expenses incurred on our behalf. During the years ended August 31, 2005 and 2004, the current president and directors provided services to the Company for no compensation.

There are no employment contracts or agreements between us and any of our directors and officers. We do no have any employee stock option or other benefit plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 28, 2002, Mr. Harmel Rayat, our former president, acquired 1,500,000 shares of our outstanding stock from each of Messrs. Kesar Dhaliwal and Todd Weaver, our founding and, at that time, controlling stockholders.

On December 19, 2002, Octillion issued 8,000,000 shares of restricted common stock at $0.01 per share for the conversion of $80,000 of accrued management fees due to Harmel Rayat, our former president, pursuant to a “Stock Purchase and Sales Agreement” dated February 17, 2003.  Mr. Rayat, simultaneously with his resignation as a director and president of Octillion, sold these 8,000,000 restricted common shares to Octillion’s current president and director, Ms. Terri DuMoulin

On March 18, 2003, we issued 2,333,200 restricted common shares, at $0.01 per share, to Kesar Dhaliwal, a current director to satisfy outstanding management fees of $23,332.

On December 13, 2004, we borrowed $5,000 from Terri DuMoulin, our current president at zero percent interest and issued a 12 month promissory note, which was repaid in full on May 24, 2005.

On April 27, 2005, we borrowed $100,000 from Harmel Rayat, our former president and director, and currently an affiliated shareholder, at a rate of 8.75% per annum and issued a 12 month promissory note.  This amount remained outstanding as of August 31, 2005 and the date of this prospectus.

Our officers and directors may purchase, for investment and not for further distribution or resale, up to 10% in the aggregate of the units in the offering;  provided, however,  that such purchases shall not be applicable in determining whether the minimum number (500,000) of units have been sold.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 18, 2005, by:

-  each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our common stock;

-  each of our directors;

-  each of our named executive officers; and

-  all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

The number and percentage of shares beneficially owned prior to this offering are based on 13,708,200 shares of common stock issued and outstanding as of July 18, 2005.

	Shares Beneficially Owned Prior To This Offering		Shares Beneficially Owned After The Sale Of The Maximum Amount Of This Offering
Name And Address Of Beneficial Owner	Number	Percent	Number	Percent (1)
Terri DuMoulin	8,000,000	58.36%	8,000,000	54.39%
Sandra Dunn	0	0%	0	0%
Pattiann Hiranandani	0	0%	0	0%
Tareq Ghazaleh	0	0%	0	0%
Kesar S. Dhaliwal	2,333,200	17.02%	2,333,200	15.86%
Harmel S. Rayat	3,000,000	21.88%	3,000,000	20.40%
All current directors and executive officers of Octillion Corp. as a group (5 persons)	10,333,200	75.38%	10,333,200	70.25%

(1) The number and percentage of shares beneficially owned after this offering are based on the 13,708,200 shares of common stock issued and outstanding, plus the 1,000,000 shares sold in this offering (without taking into account the shares to be issued upon exercise of the warrants).

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share and 1,000,000 preferred shares, $0.10 par value.  There are currently 13,708,200 shares of our common stock issued and outstanding and no shares of preferred issued.

Common Stock

Each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders. The shares of common stock do not have cumulative voting rights. This means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors and, therefore, our present stockholders can elect all of the directors even after this offering.

The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. However, we presently intend to reinvest any earnings instead of paying cash dividends. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The Articles of Incorporation vests our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class. There are no shares of preferred stock issued and outstanding.

Unit Warrants

There are currently no warrants outstanding. Two types of warrants are being offered pursuant to this prospectus. Each Class A Non-redeemable Warrant gives its holder the right to purchase one share of common stock for $0.50. The Class A Non-redeemable Warrants will be exercisable at any time from the date this prospectus goes effective for a period of 24 months. A maximum of 1,000,000 shares of common stock are issuable upon the exercise of the Class A Non-redeemable Warrants.

Each Class B Redeemable Warrant purchased in this offering gives its holder the right to purchase one share of common stock for $0.55. The Class B Non-redeemable Warrants will be exercisable at any time from the date this prospectus goes effective for a period of 36 months. A maximum of 1,000,000 shares of common stock are issuable upon the exercise of the Class B Non-redeemable Warrants.

Holders of either the Class A Non-redeemable Warrants or the Class B Non-redeemable Warrants will not have, solely as a result of such ownership, the rights attaching to our common stock or to our preferred stock.

MARKET FOR OUR COMMON STOCK

Although the quotation of prices for trading of our common stock has been authorized on the over-the-counter "pink sheets" market under the symbol “OTLN,” there is no current active trading market for our common stock and there can be no assurance that a trading market will develop, or, if such trading market does develop, that it will be sustained.

The following table sets forth the range of high and low closing prices as reported for our common stock, for the period from September 1, 2004, to the date of the filing of this prospectus. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions and do not necessarily represent prices at which actual transactions were effected.

FISCAL YEAR 2005	HIGH	LOW
Fourth Quarter (June 1 through August 31 , 2005)	$ 0.81	$ 0.50
Third Quarter (March 1 through May 30)	$0.60	$0.16
Second Quarter (December 1 through February 28)	$0.40	$0.35
First Quarter (September 1 through November 30)	$0.40	$0.30

FISCAL YEAR 2004	HIGH	LOW
Fourth Quarter (June 1 through August 31)	$0.15	$0.13
Third Quarter (March 1 through May 30)	$0.12	$0.12
Second Quarter (December 1 through February 28)	$0.25	$0.12
First Quarter (September 1 through November 30)	$0.30	$0.01

FISCAL YEAR 2003	HIGH	LOW
Fourth Quarter (June 1 through August 31)	$0.01	$0.01
Third Quarter (March 1 through May 30)	$0.05	$0.01
Second Quarter (December 1 through February 28)	$0.05	$0.05
First Quarter (September 1 through November 30)	$0.12	$0.05

The closing price on our stock on August 12, 2005 was $0.50 per share. Since August 12, 2005, to the date of this filing, 72,500 shares have traded between the price of $0.50 and $1.47.

Penny Stock

Our common stock is considered “penny stocks” under the rules the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that:

-  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

-  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

-  contains a toll-free telephone number for inquiries on disciplinary actions;

-  defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

-  contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

-  bid and offer quotations for the penny stock;

-  the compensation of the broker-dealer and its salesperson in the transaction;

-  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

-  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

 These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

Holders

As of November 1 , 2005, we had approximately 61 registered holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Transfer Agent

The transfer agent of our common stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona  85251.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

-  We would not be able to pay our debts as they become due in the usual course of business; or

-  Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities. See "Risk Factors." There will be a significant number of shares eligible for future sale and this may hurt the market price of our shares.

Upon the closing of this offering, and assuming all the units are sold, we will have an aggregate of approximately 14,708,200 shares of common stock outstanding. This total does not include any shares of common stock issuable upon the exercise of either the Class A Non-redeemable Warrants or the Class B Non-redeemable Warrants. Of the outstanding shares, the 1,000,000 shares sold in this offering and the 375,000 shares in the public float will be freely tradable, except that any shares held by officers, directors or persons who currently hold 75.38% of our shares of common stock may only be sold in compliance with the limitations described below. The remaining 10,333,200 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act.

In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an officer, director or person who holds 10% of our shares of common stock at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of selling shares under Rule 144 commences on the date of transfer from the affiliate.

PLAN OF DISTRIBUTION

We are offering up to 1,000,000 units at $0.50 per unit. We are offering the units directly on a best efforts basis with a requirement to sell a minimum of 500,000 units and up to a maximum of 1,000.000 basis. Therefore, 500,000 units must be sold before the offering can be completed.   There are no minimum number of units that you need purchase. Once we sell the minimum number (500,000) of units, we will have immediate access to the proceeds of the offering even if we are continuing the offering, in which event you will not be able to get your money back, even if we are still offering the balance of the units for sale.

We will offer the units directly through our officers and directors without the assistance or involvement of broker/dealers or investment banking firms. It is anticipated that our officers and directors will offer the units through direct solicitation of friends, business associates and contacts developed from their personal and business relationships. We do not intend to advertise the offering.

Chnages in the offering’s material terms after the US Securities and Exchange Commission declares the registrations tatement, of which this prospectus is part, effective will terminate the original offer.  In such event the proceeds of the orgininal offer will returned to investors.  Examples of material changes:

•

Extension of the offering period (except, as if,  and to the extent as otherwise permitted under the terms of this offering):

•

changes in the offering price;

•

and changes in the application of proceeds (except, as if,  and to the extent as otherwise permitted under the terms of this offering)

Our officers and directors may purchase, for investment and for further distribution or resale, units in the offering; however, any purchases by them shall not be applied in determining whether the minimum number of units (500,000) has been sold.  Our officers and directors offering the units on our behalf may be deemed to be underwriters as the term is defined in Section 2(11) of the Securities Act.

The funds received by us from the subscribers will be held by us and any interest earned on the money will be retained by us. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. The offering will continue for a period of 180 days from the date of this prospectus unless extended by us, in our sole discretion and without notice, for an additional 90 days.   Funds received by us will be promptly (the next business day or as soon as possible after the termination of the offering) returned by us to the subscribers if 500,000 units are not sold within 180 days of this prospectus (or within 270 days of the date of this prospectus if the offering period is extended by us) and the offering will terminate at that time. If at least 500,000 units are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund even if we are continuing to sell units.  We will have our transfer agent issue certificates representing the shares and warrants purchased and promptly deliver same to the subscriber.

No compensation is to be paid to any person for the offer and sale of the units. Our president, officers and other board members may distribute prospectuses related to this offering. We estimate that approximately 100 copies of this prospectus will be distributed by them. They intend to distribute prospectuses to acquaintances, friends and business associates through direct contact ..

Although our officers and directors are associated persons (defined in Rule 3a4-1 under the Exchange Act to mean “any natural person who is a partner, officer, director, or employee of the… issuer”), none will deemed to be a broker for the following reasons:

-  She or he is not subject to a statutory disqualification as that term is defined in Section 3(a) (39) of the Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any membership or participation in, or association with a member of a self-regulatory organization, at the time of her or his participation in the sale of our securities.

-  She or he will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

-  She or he is not an associated person of a broker or dealer at the time of his participation in the sale of our securities.

-  She or he:

-  primarily performs, and will perform at the end of the offering, substantial duties for or on our behalf otherwise than in connection with transactions in securities;

-  is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and

-  has not participated in selling an offering of securities for any other issuer  more than once every 12 months other than as otherwise permitted under the Exchange Act.

We intend to offer the units for sale in the United States only in Florida.  We may also offer the units to overseas and Canadian investors. We intend to rely on exemption from registration as a broker dealer in the jurisdictions in which we offer and sell the units. If you purchase units, absent an available exemption, you will generally be limited to reselling the constituent securities only in those jurisdictions, together with other jurisdictions in which we may qualify our common stock for secondary trading.

Expiration of the Offering

This offering will expire 180 days from the date from the date of this prospectus, unless concluded by us on an earlier date as we may deem appropriate or extended by us for an additional 90 days in our sole discretion and without notice.

Investor Suitability Standards Applicable In British Columbia, Canada

(a)

Special suitability standards required by any state will be indicated on a sticker to this prospectus.

(b)

The units offered by this Prospectus have not been registered in the State of Florida.  When sales are made to five or more persons in the State of Florida, any sale of the shares in the State of Florida shall be voided by the purchasers of those units within three days after the receipt of consideration by us from those purchasers.

(c)

For offers and sales in British Columbia, Canada, we intend to rely upon the prospectus and registration exemption afforded by section 2.9 [ Offering Memorandum ] of National Instrument 45-106 - Prospectus and Registration Exemptions (“ NI-45-106 ”); accordingly, if you are a resident of British Columbia you must purchase the units as principal, pursuant to the offering memorandum which is “wrapped around” this prospectus and  you must also sign a risk acknowledgement in the form attached to the subscription agreement as Exhibit A.

Method of Subscribing

You may subscribe by filling in and signing the subscription agreement and delivering it, prior to the expiration date, to us. The subscription price of $0.50 per unit must be paid in cash or by check, bank draft or postal express money order payable in United States dollars to the order of Octillion Corp. and delivered to our office located at Suite 123 – 1628 West 1st Avenue, Vancouver, BC, V6J 1G1. We reserve the right to reject any subscription in whole or in part in our sole discretion for any reason whatsoever notwithstanding the tender of payment at any time prior to our acceptance of the subscriptions received.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

We believe that the indemnification provisions of our Articles of Incorporation and Bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Octillion Corp. by Sierchio Greco & Greco LLP, 720 Fifth Avenue, New York, New York 10019.

LITIGATION

We are not a party to any litigation and we have no knowledge of any pending or threatened litigation against us.

EXPERTS

Our consolidated financial statements at August 31, 2005 and 2004, and for the years then ended, appearing herein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Our consolidated financial statements at August 31, 2002, and for the year then ended, appearing herein have been audited by Clancy and Co., P.L.L.C., independent registered public accounting firm, as set forth in their respective report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Our consolidated financial statements at August 31, 2001, and for the period May 5, 1998 (inception) to August 31, 2001, and for the years then ended, appearing herein have been audited by Berenfeld, Spritzer, Shechter and Sheer, independent registered public accounting firm, as set forth in their respective report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

ADDITIONAL INFORMATION

Once the registration statement of which this prospectus is declared effective, we file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB and 10-KSB. We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

Financial Information

OCTILLION CORP.

Index to Consolidated Financial Statements

AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

F-3

INDEPENDENT AUDITORS’ REPORT

F-4

CONSOLIDATED BALANCE SHEETS AS OF AUGUST 31, 2005 AND 2004

F-5

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE

F-6

YEARS ENDED AUGUST 31, 2005 AND 2004,AND

FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2005

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (EQUITY) DEFICIENCY

F-7

FROM MAY 5, 1998 (INCEPTION) TO AUGUST 31, 200 5

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE

F-9

YEARS ENDED AUGUST 31, 2005 AND 2004,AND

FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUGUST 31, 2005 AND 2004)

F-10

[LOGO OF ERNST & YOUNG, LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

OCTILLION CORP.

(A development stage company)

We have audited the accompanying consolidated balance sheets of Octillion Corp. (A development stage company) (“the Company”) as at August 31, 2005,and 2004 the related consolidated statements of stockholders’ deficiency, operations and cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception) to August 31, 2005.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements for the cumulative period from inception (May 5, 1998) to August 31, 2002 were audited by other auditors whose report dated December 18, 2003 expressed an unqualified opinion on those statements.  The financial statements for the period from May 5, 1998 (inception) to August 31, 2002 include total revenues and net loss of $nil and $170,557, respectively.  Our opinion on the statements of stockholders’ deficiency, operations and cash flows for the period from May 5, 1998 (inception) to August 31, 2005, insofar as it relates to amounts for prior periods through August 31, 2002 is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Octillion Corp. as at August 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception) to August 31, 2005 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern.  Management's plans concerning these matters are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada

     / s/ Ernst & Young LLP

October 15, 2005

Chartered Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Octillion Corp.

We have audited the statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the fiscal year ended August 31, 2002 of Octillion Corp. (a development stage company), a Nevada Corporation (the “Company”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and cash flows for the fiscal year ended August 31, 2002, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is a development stage company and has incurred recurring losses since inception resulting in an accumulated deficit. The Company’s ability to meet its future financing requirements and the success of its future operations cannot be determined at this time. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

/s/ Clancy and Co., P.L.L.C.

Phoenix, Arizona

December 18, 2003

[LOGO OF BSS&S]

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and

Octillion Corp.

Ft. Lauderdale, Florida

We have audited the accompanying statements of operations, changes in stockholders’ equity and cash flow for the year ended August 31, 2001 for Octillion Corp. (a development stage company) and for the period May 5, 1998 (inception) to August 31, 2001.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe the audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and Octillion Corp’s cash flows for the period May 5, 1998 (inception) to August 31, 2001 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company is a development stage company.  The realization of a major portion of its assets is dependent upon its ability to meet its future financing requirements, and the success of future operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do no include any adjustments that might result from this uncertainty.

/s/ Berenfeld, Spritzer, Shechter & Sheer

BERENFELD, SPRITZER, SHECHTER & SHEER

October 16, 2001

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
AUGUST 31, 2005 AND 2004
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

	August 31, 2005	August 31, 2004
ASSETS

Current Assets
Cash and cash equivalents	$27,708	$3,826

Option interest (Note 3)	-	-
Equipment (Note 4)	468	800

Total Assets	$28,176	$4,626

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts payable and accrued liabilities	$32,992	$ 6,300
Accounts payable - related party (Note 5)	30,000	30,000
Promissory note payable - related party (Note 5)	100,000	-

Total Liabilities	162,992	36,300

Stockholders' Deficiency
Authorized:
100,000,000 common shares, with par value of $0.001 per share
1,000,000 preferred shares, with par value of $0.10 per share
Issued: 13,708,200 common shares	13,708	13,708
Additional paid-in capital	242,624	242,624
Deficit accumulated during the development stage	(391,148)	(288,006)
Total Stockholders' Deficiency	(134,816)	(31,674)

Total Liabilities and Stockholders' Deficiency	$28,176	$4,626

Commitments - Note 3 and 8

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004, AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2005
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

	Cumulative	Year	Year
	May 5, 1998	Ended	Ended
	(inception) to	August 31,	August 31,
	August 31, 2005	2005	2004

Expenses
Foreign exchange (gain) loss	1,995	(166)	1,585
Management fees - related party	203,074	-	-
Option fee (Note 3)	2,000	2,000	-
Professional fees	74,648	39,900	6,150
Research and development (Note 3)	50,000	50,000	-
Travel and entertainment	35,435	349	5,950
Other operating expenses	24,620	11,683	6,102
Loss from operations	391,772	103,766	19,787

Other income
Interest	624	624	-

Net loss for the period	$(391,148)	$(103,142)	(19,787)

Loss per share:
Basic and diluted	$ (0.055)	$(0.008)	$(0.001)

Weighted average number of
common shares outstanding:
Basic and diluted	7,151,951	13,708,200	13,708,200

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FROM MAY 5, 1998 (INCEPTION) TO AUGUST 31, 2005
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

						Deficit accumulated
	Preferred Stock		Common Stock		Additional	during the	Total stockholders'
	Shares	Amount	Shares	Amount	paid-in capital	development stage	equity (deficiency)

Restricted common stock
issued to related parties for
management services
at $0.001 per share (Note 5)	-	$-	3,000,000	$3,000	$ -	$-	$3,000

Unrestricted common stock sales
to third parties at $0.40 per share	-	-	375,000	375	149,625	-	150,000

Net loss for the period	-	-	-	-	-	(12,326)	(12,326)

Balance, August 31, 1998	-	-	3,375,000	3,375	149,625	(12,326)	140,674

Net loss for the year	-	-	-	-	-	(77,946)	(77,946)

Balance, August 31, 1999	-	-	3,375,000	3,375	149,625	(90,272)	62,728

Net loss for the year	-	-	-	-	-	(12,446)	(12,446)

Balance, August 31, 2000	-	-	3,375,000	3,375	149,625	(102,718)	50,282

Net loss for the year	-	-	-	-	-	(12,904)	(12,904)

Balance, August 31, 2001	-	-	3,375,000	3,375	149,625	(115,622)	37,378

Net loss for the year	-	-	-	-	-	(54,935)	(54,935)

Balance, August 31, 2002	-	-	3,375,000	3,375	149,625	(170,557)	(17,557)

Restricted common stock issued to a related party to satisfy outstanding management fees at $0.01 per share on December 19, 2002	-	-	8,000,000	8,000	72,000	-	80,000

Restricted common stock issued to a related party to satisfy outstanding management fees at $0.01 per share on March 18, 2003	-	-	2,333,200	2,333	20,999	-	23,332

Net loss for the year	-	-	-	-	-	(97,662)	(97,662)

Balance, August 31, 2003	-	-	13,708,200	13,708	242,624	(268,219)	(11,887)

Net loss for the year	-	-	-	-	-	(19,787)	(19,787)

Balance, August 31, 2004	-	-	13,708,200	13,708	242,624	(288,006)	(31,674)

Net loss for the year	-	-	-	-	-	(103,142)	(103,142)

Balance, August 31, 2005	-	-	13,708,200	13,708	242,624	(391,148)	(134,816)

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FROM THE YEARS ENDED AUGUST 31, 2005 AND 2004, AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2005
(Expressed in US Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

	Cumulative	Year	Year
	May 5, 1998	Ended	Ended
	(inception) to	August 31,	August 31,
	August 31, 2005	2005	2004
			(Audited)
Cash flows from (used in) operating activities
Net loss for the period	$(391,148)	$(103,142)	$(19,787)
Adjustments to reconcile net loss to
net cash used in operating activities:
- depreciation	2,191	332	341
- common stock issued for services	3,000	-	-
- common stock issued for debt settlement	103,332	-	-
Changes in non-cash working capital items:
- decrease in accounts payable and accrued liabilities	32,992	26,692	150
- increase in accounts payable - related party	30,000	-	-
Net cash used in operating activities	(219,633)	(76,118)	(19,296)

Cash flows from investing activities
Purchase of equipment	(2,659)	-	-
Net cash flows used in investing activities	(2,659)	-	-

Cash flows from financing activities
Proceeds from the issuance of common stock	150,000	-	-
Promissory note payable	100,000	100,000	-
Net cash flows provided by financing activities	250,000	100,000	-

Increase (decrease) in cash and cash equivalents	27,708	23,882	(19,296)

Cash and cash equivalents - beginning of period	-	3,826	23,122

Cash and cash equivalents - end of period	$27,708	$27,708	$3,826

Supplemental cash flow information:
Interest paid in cash	$-	$-	$-
Income taxes paid in cash	$-	$-	$-

Supplemental noncash transaction:
Accrued mangement fees converted to equity	$103,332	$ -	$ -

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.

(a development stage company)

Notes to Consolidated Financial Statements

August 31, 2005 and 2004

(Expressed in U.S. Dollars)

1.

Nature of Business and Basis of Presentation

Octillion Corp. (“the Company”) was incorporated in the State of Nevada on May 5, 1998 with an authorized capital stock of 100,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10.

The Company is a development stage start-up biotechnology company focused on the identification, development and eventual commercialization of technologies and products for peripheral and optic nerve damage and nerve regeneration. The Company has not generated any revenues and has incurred losses of $391,148 since inception and has minimal assets. The Company has incurred a loss of $103,142 during the year ended August 31, 2005, and has a working capital deficiency of $135,284 as at August 31, 2005. In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.  Management believes that its current and future plans enable it to continue as a going concern.

To meet these objectives, the Company has arranged a private placement for up to $500,000 (Note 8) and continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms, if at all. Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharges its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

2.

Significant Accounting Policies

(a)

Principles of Accounting

These financial statements have been prepared by management in accordance with the United States generally accepted accounting principles (US GAAP).

(b)

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, MicroChannel Technologies Corporation (“MicroChannel”) which was incorporated under name MultiChannel Technologies Corporation on February 28, 2005 in the State of Nevada, and changed its name to MicroChannel on April 4, 2005. MicroChannel has no assets and no liabilities.

(c)

Accounting Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Areas where management uses subjective judgement include fixed assets and related party transactions. Actual results can differ from those estimates and assumptions.

(d)

Foreign Currency Transactions

The Company is located and operates outside of the United States of America.  It maintains its accounting records in U.S. dollars, as follows:

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date.  At the period end, monetary assets and liabilities are translated into U.S. dollars by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses that arise from exchange rate fluctuations are included in the results of operations.

(e)

Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. The Company did not have any cash equivalents as at August 31, 2005 and 2004.

 (f)

Equipment

Equipments are initially recorded at cost and are depreciated under the straight-line method over their estimated useful life as follows:

Computer Equipment

8 years

Office Equipment

8 years

Repairs and maintenance are charged to operations as incurred.

(g)

Long-Lived Assets Impairment

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable in accordance with the  guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ..  For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

(h)

Income Taxes

The Company has adopted the Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for income Taxes , which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method.  Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carry amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

 (i)

Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair value.

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, accounts payable – related party and promissory note payable – related party approximate their fair value because of the short-term nature of these instruments.  Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company operates outside of the United States of America and is exposed to foreign currency risk due to the fluctuation between the currency in which the Company operates in and the U.S. dollar.

(j)

Comprehensive Income

The Company has adopted the Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income , which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity (Deficiency). Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

(k)

Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of shares outstanding during the year. The Company has adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings Per Share ..  Diluted loss per share is equivalent to basic loss per share because there is no potential dilutive securities.

(l)

Intangible Assets

The Company adopted the Statement of Financial Accounting Standards No. 142 (SFAS 142), “ Goodwill and Other Intangible Assets ”, which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment.  Intangible assets with a definite life are required to be amortized over their useful life or estimated useful life.

The Company does not have any goodwill nor intangible assets with indefinite or definite life since inception.

(m)

Advertising Expenses

The Company expenses advertising costs as incurred.  The Company did not incur any advertising expenses for the years ended August 31, 2005 and 2004.

(n)

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company.  A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

(o)

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Accounting for Stock-Based Compensation” ..  SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed.  Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required.  SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.  The adoption of FASB No. 123(R), will not have any impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29.” The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and provided an exception to the basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. This Statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance—that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, applied prospectively. The adoption of SFAS No. 153 will not have any impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 replaces APB Opinion No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The adoption of SFAS No. 154 will not have any impact on the Company’s consolidated financial statements.

3.

Option interest

On April 29, 2005, an Option Agreement (the “Agreement”) was executed between Iowa State Research Foundation Inc., (“ISURF”) and the Company’s wholly-owned subsidiary, MicroChannel, pursuant to which the Company has acquired an option to obtain a license to certain nerve regeneration technologies being developed by ISURF. The consideration includes:

•

payment of $2,000 (paid) in option fees upon execution of the Agreement;

•

provide $155,839 to support the research project entitled “Conduits with Micropatterned Film for Peripheral Nerve Regeneration” with $50,000 (paid) due within 90 days of execution of the Agreement and four equal instalments of $26,460 each due by September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006;

•

Per Amendment No. 1 signed on October 13, 2005, the due dates for four equal instalments of $26,460 have been amended to January 31, 2006, April 30, 2006, July 31, 2006 and October 31, 2006.

•

contingent upon satisfactory progress and success of above project, provide additional $73,166 for the project entitled “Conduits with Micropatterned Films for Optic Nerve Regeneration”.

As of August 31, 2005, the Company has paid $50,000 to support the research project.

4.

Equipment

	2005	2004
Computer equipment	$1,500	$1,500
Office equipment	1,159	1,159
	2,659	2,659
Less: accumulated depreciation	(2,191)	(1,859)
	$468	$800

Depreciation expense charged to operations was $332 (2004: $341) for the year ended August 31, 2005.

5.

Related Party Transactions

Related party transactions are in the normal course of operations and are recorded at amounts established and agreed between the related parties.

During the years ended August 31, 2005 and 2004, the current president and directors provided services to the Company for no compensation.

Management fee of $30,000 is accrued in accounts payable for fiscal years 2005 and 2004 to the president of the Company for the services rendered in fiscal year 2003.

Promissory note payable – related party is a promissory note of $100,000 payable to a former director and shareholder of the Company. The amount bears interest at 8.75% per annum, unsecured and is due on April 27, 2006. As of August 31, 2005, an interest payable of $3,045 is accrued and is included in accounts payable.   On December 13, 2004, the Company borrowed $5,000 from Terri DuMoulin, our current president at zero percent interest and issued a 12 month promissory note, which was repaid in full on May 24, 2005.

6.

Income Taxes

(a)

The Company has net losses for tax purposes totalling approximately $377,000 (2004 – $273,000) which may be applied against future taxable income, and will expire starting 2019 through 2027.  Accordingly, there is no tax expense for the years ended August 31, 2005 and 2004. The potential tax benefits arising from these losses have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

(b)

The tax effects of temporary difference that gives rise to the Company’s deferred tax asset are as follows:

	2005	2004

Tax loss carryforwards	$132,000	$96,000
Valuation allowance	(132,000)	(96,000)
Net deferred tax assets	$-	$-

(c)  Following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rates of 35% for the years ended August 31, 2005 and 2004:

	2005	2004
Income tax benefit at statutory rate	$(36,000)	$(7,000)
Change in valuation allowance	36,000	7,000
	$-	$-

7.

Segment Information

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

8.

Commitments

The Company leases office space located in Vancouver, British Columbia, Canada under an operating lease at the rate of $417 per month, for a twelve-month period ended October 31, 2005.  Future commitment under the lease is $834 in 2006 and are $nil for all subsequent years.

On August 30 2005, the Company filed a prospectus of offering up to a total of 1,000,000 units at $0.50 per unit. Each unit consists of one share of common stock, one Class A non-redeemable warrant to purchase a share of common stock at $0.50 per share for a period of 24 months from the date of issuance, and one Class B non-redeemable warrant to purchase a share of common stock at $0.55 per share for a period of 36 months from the date of issuance. The Company is still waiting for the regulatory approval of the prospectus.

9.

 Subsequent Events

On October 13, 2005, the Company’s wholly-owned subsidiary, MicroChannel amended its Option Agreement with ISURF to change the payment due dates on the Option Agreement to January 31, 2006, April 30, 2006, July 31, 2006 and October 31, 2006 (See Note 3).

Additionally, the Company will use the relative fair value method to allocate the proceeds from this offering to the common stock and the attached warrants.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3) (b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws contain broad indemnification provisions and provide in relevant part that:

“The Corporation hereby indemnifies each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of the Corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys’ fees, arising out of his or her status as a director, officer, agent, employee, or representative.  The foregoing right of an indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled.  The Corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Corporation would have the legal power to indemnify them directly against such liability.”

The foregoing is only a summary of the indemnification provisions of our Bylaws and contracts and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

Securities and exchange commission filing fee	$1 83 ..00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$25,000.00
Transfer agent and escrow agent fees	$ 500.00
Printing and mailing expenses	$1,500.00
Miscellaneous offering expenses	$2, 817 ..00
Total	$35,000.00

ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES.

On May 5, 1998, 1,500,000 shares of restricted common stock were issued to each of founding shareholders, both of whom are accredited investors in exchange for $1,500.00. These shares were issued in exchange for management services rendered to Octillion Corp. (”Octillion”) valued at $3,000.  Octillion believes that these sales were exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereto, Regulations D and/or S as promulgated thereunder.

On May 15, 1998, Octillion commenced an offering of 375,000 unrestricted common shares pursuant to Regulation D, Rule 504, promulgated under the Securities of Act of 1933. The shares were offered to 166 accredited investors for cash at $0.40 per share, for a total of $150,000. The offering was completed during October 1998.

On December 19, 2002, Octillion issued 8,000,000 restricted shares of common stock to Harmel Rayat, our former president and director. The shares were issued to Mr. Rayat in consideration of the satisfaction of unpaid and accrued management fees in the amount of $80,000. When Mr. Rayat later resigned as Octillion’s president and director, he sold 8,000,000 restricted shares to Octillion’s current president and director, Ms. Terri DuMoulin.  Octillion believes that these sales were exempt from the registration requirements of the Securities Act of 1933 by virtue of Sections 4(1), 4(2) thereto and/or Regulation S as promulgated thereunder.

On March 18, 2003 Octillion issued 2,333,200 restricted shares of common stock to Mr. Kesar Dhaliwal in satisfaction of accrued and unpaid management fees in the amount of $23,332.  Octillion believes that these sales were exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereto and/or Regulation S as promulgated thereunder.

On April 24, 2003, the Registrant issued 100,000 restricted common shares to Health Research Group, LLC, business development consultants, at a price of $0.01 per share, representing the fair market value of services to be rendered. On June 13, 2003, the services of Health Research Group, LLC were terminated and the 100,000 restricted shares were returned to treasury for cancellation.   Octillion believes that these sales were exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereto and/or Regulation S as promulgated thereunder.

ITEM 27: INDEX TO EXHIBITS

Exhibit No.

Description of Exhibit

3 (i)

Articles of Incorporation, as amended

3 (ii)

By Laws

4.1

Form of Common Stock Purchase Class A Non-redeemable Warrant, exercise price $.50

4.2

Form of Common Stock Purchase Class B Non-redeemable Warrant, exercise price $0.55

5.1

Opinion of Sierchio Greco & Greco LLP regarding the legality of the securities being registered

10.1

Option Agreement, dated April 29, 2005, between Octillion Corp. and Iowa State Research Foundation, Inc.

10.2

Amended Option Agreement between Octillion Corp. and Iowa State Research Foundation, Inc.

10. 3

Promissory Note in favor of Harmel S. Rayat dated April 27, 2005.

10. 4

Promissory Note in favor of Terri DuMoulin dated December 13, 2004.

23.1

Consent of Sierchio Greco & Greco LLP

23.2

Consent of Ernst & Young LLP

23.3

Consent of Clancy and Co., PLLC

23.4

Consent of Berenfeld, Spritzer, Shechter & Sheer

Form Subscription Agreement

ITEM 28:  UNDERTAKINGS

A.       Registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

 (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, province of British Columbia, Canada, on November 9 , 2005.

Octillion Corp.

By: /s/ Terri DuMoulin

Name:  Terri DuMoulin

Title:

Chief Executive Officer,

President , Chief Financial Officer,

Principal Accounting Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By: /s/  Terri DuMoulin

Date:   November 9 , 2005

Name:  Terri DuMoulin

Title:

Chief Executive Officer,

President , Chief Financial Officer

Principal Accounting Officer and Director

Tareq Ghazaleh

Date:   November 9 , 2005

Title: Director, Secretary/Treasurer

By: /s/  Terri DuMoulin

Terri DuMoulin

Attorney in Fact

Sandra Dunn

Date:   November 9 , 2005

Title: Director

By: /s/  Terri DuMoulin

Terri DuMoulin

Attorney in Fact

Kesar Dhaliwal

Date:   November 9 , 2005

Title: Director

By: /s/  Terri DuMoulin

Terri DuMoulin

Attorney in Fact

Pattiann Hiranandani

Date:   November 9 , 2005

Title: Director

By: /s/  Terri DuMoulin

Terri DuMoulin

Attorney in Fact

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

--------------------

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

--------------------

Octillion Corp.

(Name of Small Business Issuer in Its Charter)

INDEX TO EXHIBITS

Exhibit No.

Description of Exhibit

3 (i)

Articles of Incorporation, as amended

3 (ii)

By Laws

4.1

Form of Common Stock Purchase Class A Non-redeemable Warrant, exercise price $0.50

4.2

Form of Common Stock Purchase Class B Non-redeemable Warrant, exercise price $0.55

5.1

Opinion of Sierchio Greco & Greco LLP regarding the legality of the securities being registered

10.1

Option Agreement, dated April 29, 2005, between Octillion Corp. and Iowa State Research Foundation, Inc.

10.2

Amended Option Agreement between Octillion Corp. and Iowa State Research Foundation, Inc.

10. 3

Promissory Note in favor of Harmel S. Rayat dated April 27, 2005.

10. 4

Promissory Note in favor of Terri DuMoulin dated December 13, 2004.

23.1

Consent of Sierchio Greco & Greco LLP

23.2

Consent of Ernst & Young LLP

23.3

Consent of Clancy and Co., PLLC

23.4

Consent of Berenfeld, Spritzer, Shechter & Sheer

Form Subscription Agreement